Exhibit 3.1

THE COMPANIES LAW (AS REVISED)

OF THE CAYMAN ISLANDS

XPENG INC.

An Exempted Company Limited By Shares

THE SIXTH AMENDED AND RESTATED MEMORANDUM

AND ARTICLES OF ASSOCIATION

(adopted by a Special Resolution passed on 5 August, 2020)

THE COMPANIES LAW (AS REVISED)

OF THE CAYMAN ISLANDS

THE SIXTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

XPENG INC.

An Exempted Company Limited By Shares

(adopted by a Special Resolution passed on 5 August, 2020)

1	NAME

The name of the Company is XPeng Inc.

2	STATUS

The Company is a company limited by shares.

3	REGISTERED OFFICE

The registered office of the Company is at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands or at such other place as the Directors may from time to time decide.

4	OBJECTS AND CAPACITY

Subject to paragraph 9 of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law or any other law of the Cayman Islands. The Company is a body corporate capable of exercising all the functions of a natural person of full capacity, irrespective of any question of corporate benefit.

5	SHARE CAPITAL

The share capital of the Company is USD 50,000.00 divided into 3,443,671,015 Class A Ordinary Shares of a par value USD 0.00001 each, 750,000,000 Class B Ordinary Shares of a par value USD 0.00001 each, 78,108,625 Series A Preferred Shares of a par value USD 0.00001 each, 67,802,375 Series A-1 Preferred Shares of a par value USD 0.00001 each, 11,671,400 Series A-2 Preferred Shares of a par value USD 0.00001 each, 160,481,700 Series B Preferred Shares of a par value USD 0.00001 each, 137,868,350 Series B-1 Preferred Shares of a par value USD 0.00001 each, 35,965,675 Series B-2 Preferred Shares of a par value USD 0.00001 each, and 314,430,860 Series C Preferred Shares of a par value USD 0.00001 each.

6	LIABILITY OF MEMBERS

The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

7	CONTINUATION

The Company may exercise the powers contained in the Companies Law to transfer and be registered by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be de-registered in the Cayman Islands.

8	DEFINITIONS

Capitalised terms used and not defined in this Memorandum shall bear the same meaning as those given in the Articles.

9	EXEMPTED COMPANY

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

THE COMPANIES LAW (AS REVISED)

OF THE CAYMAN ISLANDS

THE SIXTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

XPENG INC.

An Exempted Company Limited By Shares

(adopted by a Special Resolution passed on 5 August, 2020)

1	DEFINITIONS AND INTERPRETATION

1.1

The Regulations contained in Table A in the First Schedule to the Companies Law do not apply to the Company. In these Articles, if not inconsistent with the context, the following words and expressions shall have the following meanings:

2019 ESOP Plan means the XPeng Inc. 2019 Equity Incentive Plan, to be adopted on June 28, 2020, pursuant to which the Company is authorized to issue 161,462,100 Class A Ordinary Shares thereunder, as may be amended from time to time;

Affiliate means, with respect to any specified Person, any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such specified Person; provided that for purposes of these Articles, none of the Group Companies shall be deemed to be an Affiliate of any Investor, and vice versa. With respect to any such Person who is a natural person, Affiliate of such Person shall also include such Person’s Family Members and trusts for bona fide estate planning purpose. For the avoidance of doubt and notwithstanding the foregoing, for purposes of these Articles, Ant Small and Micro Financial Services Group Co., Ltd. (a company organized under the laws of the PRC) and its Affiliates shall be deemed Affiliates of Alibaba;

Alibaba means Taobao China Holding Limited;

Alibaba Competitor means any Person directly or indirectly competing with the business engaged by Alibaba, Alibaba Group Holding Limited or their respective Affiliates (including any independent investment subsidiary or department under non-financial companies, but excluding any professional and purely financial investment institutions), but limited to the Persons set forth in Schedule 6 to the Shareholders Agreement (as such schedule may be updated from time to time in accordance with the terms therein) and each of such Person’s Affiliates;

Alibaba Cooperation Agreement means, the Cooperation Agreement, dated August 1, 2018, by and between the Domestic Company and Alibaba (China) Technology Co., Ltd., as may be amended from time to time;

Alibaba Redemption Event means, unless otherwise waived by Alibaba, the Company’s failure to cure, within a reasonable cure period (as reasonably determined by Alibaba by written notice to the Company) after the occurrence of a breach by any of the Company, the Principals, the Principal Shareholders, the Officer Holdcos or the ESOP Holdco of its obligations under the Undertaking Letter, the Alibaba Cooperation Agreement or the Transaction Documents that has, individually or together with other breaches by the forgoing Persons of their obligations under the Undertaking Letter, the Alibaba Cooperation Agreement or the Transaction Documents, caused a material adverse effect on the business, goodwill, or brand of Alibaba;

Articles means these Articles of Association of the Company;

Beneficial Owner of any security means any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (a) the voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) the investment power, which includes the power to dispose, or to direct the disposition of, such security; provided, however, that none of the Principals shall be deemed a Beneficial Owner of the Class A Ordinary Shares held by the ESOP Holdco. “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings;

Big Four Firms means Deloitte Touche Tohmatsu, Ernst & Young, KPMG and PricewaterhouseCoopers, including their local Affiliates;

Business Day means any day other than a Saturday, Sunday or other day on which commercial banking institutions in Hong Kong, the Cayman Islands, Singapore or the PRC are authorized or required by law or executive order to close, or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time;

Chairman has the meaning set forth in Article 22.5;

Change of Control means any of the following: (a) the Principals, the Principal Shareholders, the Officer Holdcos and the ESOP Holdco ceasing to collectively Control the Company or Beneficially Own more Shares than any other Member, (b) an acquisition, in one or a series of transactions, by any Person and/or such Person’s Affiliates, after which (A) such Person gains Control over the board of Directors or has the ability to appoint a majority of the Directors, or (B) Beneficially Owns at least 50% of the Shares of the Company on a fully-diluted basis.

Class A Ordinary Shares means the class A ordinary shares with a par value of US$0.00001 per share in the share capital of the Company each having such rights and subject to such restrictions as set out in the Shareholders Agreement and these Articles;

Class B Ordinary Shares means the class B ordinary shares with a par value of US$0.00001 per share in the share capital of the Company each having such rights and subject to such restrictions as set out in the Shareholders Agreement and these Articles;

Companies Law means the Companies Law (as revised), as amended or re-enacted from time to time;

Company means the above named company;

Company Competitor means any Person competing with the business engaged the Company, but limited to the Persons set forth in Schedule 5 to the Shareholders Agreement (as such schedule may be updated from time to time in accordance with the terms therein) and each of such Person’s Affiliates;

Competing Investment means, with respect to any Investor, an investment in any of the Company Competitors by such Investor or any of its Affiliates, other than (a) any investment in a Company Competitor if such investment was made prior to the date of the Original Joint Venture Contract or the Series C Share Subscription Agreement, as applicable, and disclosed to the Company pursuant to the provisions thereof, and (b) an investment made with the prior written consent of the Company;

Control means, as used with respect to any Person, the possession, directly or indirectly, of the power or authority, whether exercised or not, to direct or cause the direction of the business management and policies of such Person, whether through the ownership of voting securities, as trustee, personal representative, executor, or by contract, credit arrangement or otherwise; provided that such power shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person, or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled by” and “under common Control with” shall have correlative meanings;

Conversion Date has the meaning set forth in Article 8.2;

Conversion Notice has the meaning set forth in Article 8.2;

Conversion Price means, with respect to each series of Preferred Shares, the Original Issue Price of such series of Preferred Shares, in each case as may be adjusted in accordance with the provisions set forth in Article 8;

Conversion Rights has the meaning set forth in Article 8.1;

Convertible Securities means securities issued by the Company that are exercisable or exchangeable for or convertible into any Equity Securities of the Company (including, for the avoidance of doubt, the Warrants and the Preferred Shares);

Deed of Adherence means the deed of adherence in form of Exhibit A attached to the Shareholders Agreement;

Director means a director of the Company appointed in accordance with these Articles;

Distribution means a distribution, dividend (including an interim dividend) or other payment or transfer of property of the Company on or in respect of a Share (save in respect of its redemption or repurchase);

Domestic Company means Guangzhou Chengxing Zhidong Automobile Technology Co., Ltd., a limited liability company organized under the laws of PRC with the unified social credit code 91440113327605503R;

Drag Along Notice has the meaning set forth in Article 16.1;

Drag Along Shareholders has the meaning set forth in Article 16.1;

Drag Along Transaction has the meaning set forth in Article 16.1;

Electronic Transactions Law means the Electronic Transactions Law of the Cayman Islands (as revised);

Equity Securities means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing;

ESOP Holdco means XPeng Fortune Holdings Limited, a business company incorporated with limited liability under the laws of the British Virgin Islands;

ESOP Plans means the equity-based incentive plans of the Group Companies as may be duly adopted and amended in accordance with the terms herein and the Shareholders Agreement, including the 2019 ESOP Plan;

Excessive Principal Transfer has the meaning set forth in Article 15.9;

External Auditor means the external auditor of the Company which shall be (a) one of the Big Four Firms or (b) any other firm approved by the Majority Preferred Holders;

Family Member means, with respect to any Person, any child, grandchild, parent, grandparent, spouse, sibling, mother-in-law, father-in-law, brother-in-law, sister-in-law, daughter-in-law or son-in-law of such Person, and shall include adoptive relationships of the same type;

Full Tag Triggering Sale means a proposed transfer by any Principal, any Principal Shareholder, any Officer Holdco or the ESOP Holdco that would result in a Change of Control;

GGV means GGV (Xpeng) Limited and Shanghai Yuanxin Enterprise Management Partnership (Limited Partnership);

Governmental Approval means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of any Governmental Authority;

Governmental Authority means any nation or government or any province or state or local or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court or arbitrator, any arbitration tribunal, and any self-regulatory organization or national or international stock exchange on which the securities of the applicable party or its Affiliates are listed;

Group Companies means the Company and all Persons Controlled by the Company, collectively, and each is herein referred to individually as a Group Company. For the avoidance of doubt, WFOE and Domestic Company are included in the Group Companies;

IDG means Pacific Rays Limited, a business company incorporated and existing under the laws of the British Virgin Islands;

Information Rights Holder has the meaning set forth in Article 22.2(d);

Information Rights Included Persons has the meaning set forth in Article 22.2(d);

Investor means each of the Members and the holders of the Warrants;

Issuance Notice has the meaning set forth in Article 6.2;

Lien Amounts has the meaning set forth in Article 10.1;

Liquidation Event means any of the following events: (a) any liquidation, dissolution or winding up of the Company; (b) any sale, conveyance, lease or disposition of all or substantially all of the Group Companies’ assets (including by means of an exclusive licensing of all or substantially all of the Group Companies’ intellectual property or similar arrangement) to a third party other than a Group Company; and (c) any acquisition, amalgamation, scheme of arrangement or merger of the Company or other Group Company by or with another entity where the gross or net value of the assets or equities being acquired represents more than 50% of the consolidated total assets or the consolidated net assets of the Group Companies, by means of any transaction or series of related transactions to which the Company or such other Group Company, as applicable, is a party (other than a transaction or series of transactions in which the Persons having Control over the Company or such other Group Companies will continue to have Control over the surviving entity); provided, however, that the events set forth in the foregoing subsection (b) or subsection (c) shall not be deemed a Liquidation Event unless the Majority Preferred Holders have, by written notice to the Company, determined that such events constitute a Liquidation Event;

Liquidation Preference Amount has the meaning set forth in Article 44.1(a);

Majority Preferred Holders means holders of not less than two-thirds of the votes attaching to the issued and outstanding Preferred Shares (on an as-converted basis and treating all Warrants then outstanding and exercisable as having been fully exercised);

Majority Principal Holders means the Principal Shareholders who, together with their respective Affiliates, hold a majority of the votes attaching to all Shares held by the Principal Shareholders and their respective Affiliates. For purposes of the foregoing, the ESOP Holdco (and any other similar future holding vehicles that may be established in connection with implementation of the equity incentive plan of the Company) shall not be deemed an Affiliate of any of the Principal Shareholders;

Material Adverse Effect means any circumstance, change or impact affecting the Group Companies or their business which, individually or together with other such circumstances, changes or impacts, has a material adverse effect on (i) the assets, liabilities (including but not limited to contingent liabilities), operations or financial conditions of the Group Companies, taken as a whole; or (ii) the qualifications or abilities of the Group Companies, taken as a whole, in carrying out the business currently or proposed to be engaged by the Group Companies; or (iii) the transactions contemplated by, or abilities of the Group Companies to execute, or perform their respective obligations under, the Transaction Documents;

Meeting Notice has the meaning set forth in Article 25.1;

Member has the same meaning as in the Companies Law, including every person who has agreed to become a member of the company and whose name is entered on the register of members of the Company;

Memorandum means the Memorandum of Association of the Company;

Morningside means Morningside Special IV Hong Kong Limited, Morningside TMT Holding IV Limited, CX TMT Holding IV Limited, Evolution Special Opportunity Fund I, L.P. and Evolution Fund I Co-Investment, L.P.;

New Securities means any Equity Securities of the Company issued after June 28, 2020, other than: (a) any Equity Securities issued pursuant to the Transaction Documents or the Restructuring Agreement; (b) any Equity Securities issued to all Members on a pro rata basis according to the number of Shares held by them on an as-converted basis in connection with any share sub-division, share dividend or other similar event; (c) any Equity Securities issued (i) to the ESOP Holdco where such issuance has been approved in accordance with the terms of these Articles or (ii) pursuant to the ESOP Plans; (d) any Equity Securities issued in the Qualified Public Offering; (e) any Equity Securities issued upon the exercise, conversion or exchange of any Convertible Securities; (f) any Equity Securities issued in connection with a bona fide acquisition (whether by consolidation, merger, amalgamation, reorganization or otherwise) of any other Person (or assets of any other Person) by any Group Company; and (g) any Series C Preferred Shares issued pursuant to the Series C Share Subscription Agreement, the Series C IDG SSA or the Permitted Additional Issuance;

Observer has the meaning set forth in Article 22.2(d);

Offered Securities has the meaning set forth in Article 15.5(a);

Offering Shareholder has the meaning set forth in Article 15.5(a);

Officer means any person appointed by the Directors to hold an office in the Company;

Officer Holdco means each of Like Minded Enterprise Limited and Quack Holding Limited;

Ordinary Resolution means a resolution (a) passed by a simple majority of the votes cast by such Members as, being entitled to do so, vote in person or by proxy at a general meeting of the Company; or (b) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members;

Ordinary Shares means, collectively, the Class A Ordinary Shares and the Class B Ordinary Shares, and any other class or series of ordinary shares the Company may issue from time to time;

Original Issue Date means, with respect to any Share, the date opposite the name of the Person to whom such Share is originally issued as set forth in Schedule 7 to the Shareholders Agreement (which may be updated by the Company when the Company issues any additional Shares to reflect the Original Issue Date of such newly issued Shares);

Original Issue Price means with respect to any Share, the price under the heading “Per Share Original Issue Price” opposite the name of the Person to whom such Share is originally issued as set forth in Schedule 7 to the Shareholders Agreement (which may be updated by the Company when the Company issues any additional Shares to reflect the Original Issue Price of such newly issued Shares), in each case, as may be adjusted for any share sub-divisions, share dividends, share combinations, recapitalizations and similar transactions; provided, however, that the Original Issue Price of any Class A Ordinary Share converted from a Preferred Share shall be the quotient obtained by the Original Issue Price of such Preferred Share, divided by the number of Class A Ordinary Shares that such Preferred Share has been converted into;

Original Joint Venture Contract means the Joint Venture Agreement of Guangzhou Chengxing Zhidong Automobile Technology Co., Ltd., dated August 1, 2018 and as may be amended from time to time, by and among the Domestic Company, the Principals and certain other parties thereto;

Permitted Additional Issuance means the issuance of up to an additional 208,702,785 Series C Preferred Shares (or, subject to the next sentence, warrants exercisable for all or a portion of such Series C Preferred Shares) pursuant to any additional share subscription agreements that may be entered into by the Company no later than September 30, 2020, provided that (i) any such additional subscription agreements shall reflect a subscription price per Series C Preferred Share of not less than US$3.77, (ii) any such additional subscription agreement shall, subject to the next sentence, otherwise reflect substantially the same (and in any event no more favorable with respect to the subscriber(s) in any material respect) terms and conditions as those in the Series C Share Subscription Agreement, and (iii) such subscriber(s) shall execute and deliver a Deed of Adherence and become a party to the Shareholders Agreement. Notwithstanding the foregoing sub-clause (ii) (but, for the avoidance of doubt, without prejudice to the foregoing sub-clauses (i) and (iii)), in the event that the consummation of the transactions contemplated by any such additional share subscription agreements with respect to a subscriber is subject to the overseas direct investment approvals of applicable Governmental Authorities in PRC, such additional share subscription agreement may (x) contain additional closing conditions relating to such approvals and correspondingly provide for a later long stop date thereunder, and/or (y) provide that certain warrants exercisable for Series C Preferred Shares at not less than US$3.77 per Series C Preferred Share and for an aggregate exercise price equal to the subscription price of such subscriber (or Series C Preferred Shares credited as nil-paid) be issued to the subscriber prior to such approvals having been obtained, with such subscriber substantially contemporaneously causing to be provided to a Group Company one or more loans for an aggregate principal amount of not less than the RMB equivalent of such subscriber’s total subscription amount thereunder, and the terms and conditions in such additional share subscription agreement implementing the features set forth in sub-clauses (x) and (y) shall not be deemed to be more favorable with respect to such subscribers and shall be disregarded for purposes of assessing whether such additional share subscription agreement meets the requirement set forth in sub-clause (ii);

Person means any individual or any partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity;

PRC means the People’s Republic of China, excluding, for purposes of these Articles, Hong Kong, Macau and Taiwan;

Pre-emptive Portion means, with respect to any Pre-emptive Rights Holder, the proportion that the number of Ordinary Shares (calculated on an as-converted basis) held by such Pre-emptive Rights Holder bears to the aggregate number of the then issued and outstanding Ordinary Shares (calculated on an as-converted basis) immediately prior to the issuance of New Securities giving rise to the Pre-emptive Right;

Pre-emptive Right has the meaning set forth in Article 6.1;

Pre-emptive Rights Holder has the meaning set forth in Article 6.1;

Preferred Shares means, collectively, the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series A-2 Preferred Shares, the Series B Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series C Preferred Shares, and any other class or series of preferred shares the Company may issue from time to time;

Primavera means Xenon Investment Limited, Yincheng Investment Limited and PV Xenon Investment II Limited;

Principal means each of HE Xiaopeng, XIA Heng, and HE Tao;

Principal Shareholders means each of Simplicity Holding Limited, Respect Holding Limited, Efficiency Investment Limited and Quality Enterprises Limited;

Pro Rata Tag Triggering Sale means a proposed transfer by any Principal, any Principal Shareholder, any Officer Holdco or the ESOP Holdco (other than any such proposed transfer that is a Full Tag Triggering Sale) where the number of Offered Securities proposed to be so transferred, when aggregated with all other Transfers (other than Transfers permitted by Article 15.9(a), (e), (f), (g) or (h)) by all of the Principals, Principal Shareholders, the Officer Holdcos and the ESOP Holdco made after the date hereof, represents more than five percent (5%) of the Company’s issued and outstanding Shares (on an as-converted and fully-diluted basis) immediately prior to the proposed transfer;

Proceeding means any action, suit, claim, hearing, proceeding, arbitration, mediation, audit, inquiry or investigation (whether civil, criminal, administrative or otherwise) by or before any Governmental Authority;

Qualified Issuance has the meaning set forth in Article 19.9(a);

Qualified Public Offering means (a) an initial public offering by the Company of its Ordinary Shares (or securities of the Company representing Ordinary Shares) on the Hong Kong Stock Exchange, NASDAQ, New York Stock Exchange, Shanghai Stock Exchange, Shenzhen Stock Exchange or another internationally recognized stock exchange, pursuant to a registration statement (or any analogous document, if applicable) that is filed with and declared effective in accordance with the securities laws of the relevant jurisdiction, with gross proceeds to the Company being at least US$500,000,000 (or its equivalent in another currency), or a “back door listing” transaction through a merger, amalgamation or consolidation with or into, or a reverse takeover of, another Person already listed on such stock exchange, where the Investors’ Shares are exchanged for cash or publicly listed securities in each case at a per share price (prior to customary underwriters’ or financial advisors’ commissions and expenses) that reflects a total equity valuation for the Company of at least US$5,600,000,000 (or its equivalent in another currency) on a fully-diluted basis immediately prior to the completion of such offering or transaction, or (b) any other merger, amalgamation or consolidation by the Company that is approved by all Directors present (including by an alternate) at a duly called and convened meeting of the board of Directors;

Redemption Date has the meaning set forth in Article 9.2;

Redemption Event means any of the following events: (a) the Company fails to complete a Qualified Public Offering on or prior to April 16, 2025; (b) a breach by any of the Company, the Principals, the Principal Shareholders, the Officer Holdcos or the ESOP Holdco of its obligations under the Transaction Documents that will, individually or together with other breaches by the foregoing Persons of their obligations under the Transaction Documents, have a Material Adverse Effect, and the Majority Preferred Holders shall have, following the occurrence of such breach, notified the Company in writing that such breach constitutes an Redemption Event and, where such breach is curable, such breach has not been cured to the reasonable satisfaction of the Majority Preferred Holders within sixty (60) Business Days thereafter; and (c) Alibaba having requested the Company to redeem all or a portion of the Shares held by Alibaba after the occurrence of an Alibaba Redemption Event pursuant to Article 9.4;

Redemption Price has the meaning set forth in Article 9.1;

Redemption Shares has the meaning set forth in Article 9.1;

Register of Directors and Officers means the register of Directors and Officers maintained by the Company in accordance with these Articles;

Register of Members means the register of Members referred to in these Articles;

Registered Office means the registered office for the time being of the Company;

Registrar means the Registrar of Companies and includes the Deputy Registrar of Companies;

Representative has the meaning set forth in Article 13.2;

Restricted Shareholder has the meaning set forth in Article 22.2(d);

Restructuring Agreement means the Restructuring Agreement of Guangzhou Chengxing Zhidong Automobile Technology Co., Ltd., dated as of June 12, 2019, by and among the Domestic Company, the Principals and certain other parties thereto;

RMB means Ren Min Bi, the lawful currency of the PRC;

ROFR Holders has the meaning set forth in Article 15.5(a);

ROFR Notice has the meaning set forth in Article 15.5(a);

ROFR Period has the meaning set forth in Article 15.5(b);

Seal means any seal which has been duly adopted as the common seal of the Company and includes every duplicate seal;

Second Meeting Notice has the meaning set forth in Article 25.1;

Secretary means the person appointed to perform any or all of the duties of secretary of the Company, including any assistant secretary;

Securities Act means the United States Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder;

Series A Preferred Shares means the series A preferred shares with a par value of US$0.00001 per share in the share capital of the Company each having such rights and subject to such restrictions as set out in the Shareholders Agreement and these Articles;

Series A-1 Preferred Shares means the series A-1 preferred shares with a par value of US$0.00001 per share in the share capital of the Company each having such rights and subject to such restrictions as set out in the Shareholders Agreement and these Articles;

Series A-2 Preferred Shares means the series A-2 preferred shares with a par value of US$0.00001 per share in the share capital of the Company each having such rights and subject to such restrictions as set out in the Shareholders Agreement and these Articles;

Series B Preferred Shares means the series B preferred shares with a par value of US$0.00001 per share in the share capital of the Company each having such rights and subject to such restrictions as set out in the Shareholders Agreement and these Articles;

Series B-1 Preferred Shares means the series B-1 preferred shares with a par value of US$0.00001 per share in the share capital of the Company each having such rights and subject to such restrictions as set out in the Shareholders Agreement and these Articles;

Series B-2 Preferred Shares means the series B-2 preferred shares with a par value of US$0.00001 per share in the share capital of the Company each having such rights and subject to such restrictions as set out in the Shareholders Agreement and these Articles;

Series C IDG SSA means the share subscription agreement in relation to the allotment and issuance of certain Series C Preferred Shares dated March 20, 2020 and entered into by and among the Company and the Investor as defined therein, as may be amended, supplemented, modified or varied from time to time in accordance with its terms;

Series C Preferred Shares means the series C preferred shares with a par value of US$0.00001 per share in the share capital of the Company each having such rights and subject to such restrictions as set out in the Shareholders Agreement and these Articles;

Series C Share Subscription Agreement means the share subscription agreement in relation to the allotment and issuance of certain Series C Preferred Shares dated November 8, 2019 and entered into between, by and among the Company and such Investors as defined therein, as may be amended, supplemented, modified or varied from time to time in accordance with its terms;

Share means a share in the capital of the Company, including a fraction of a share issued or authorised to be issued by the Company;

Share and Warrant Subscription Agreement means share and warrant subscription agreement, dated September 12, 2019, by and among the Company and certain Investors, as may be amended, supplemented, modified or varied from time to time in accordance with its terms;

Shareholders Agreement means the fourth amended and restated shareholders agreement, dated June 28, 2020, by and among the Company, XPeng Limited, XPeng (Hong Kong) Limited, Guangzhou Chengxing Zhidong Automobile Technology Co., Ltd., and certain other parties named therein;

Special Resolution means a special resolution passed in accordance with Section 60 of the Companies Law, being a resolution:

(a)

passed by a majority of not less than two-thirds of the votes cast by such Members as, being entitled to do so, vote in person or by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a Special Resolution has been duly given; or

(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members;

Subscriber means the subscriber to the Memorandum;

Subscription Price has the meaning ascribed to it in the Share and Warrant Subscription Agreement;

Tag Notice has the meaning set forth in Article 15.6(a);

Tag Securities has the meaning set forth in Article 15.6(b);

Tag Triggering Sale means a Pro Rata Tag Triggering Sale or a Full Tag Triggering Sale;

Tagging Shareholder has the meaning set forth in Article 15.6(a);

Transaction Documents means these Articles, the Shareholders Agreement, the Share and Warrant Subscription Agreement, the Series C Share Subscription Agreement, the Series C IDG SSA, the Control Documents (as defined in the Share and Warrant Subscription Agreement), the Warrants and the transaction documents entered into by the Domestic Company in connection with its prior equity financings;

Transfer means to, directly or indirectly, sell, transfer, assign, gift, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition, whether or not for consideration;

Transmission Event has the meaning set forth in Article 13.2;

Treasury Share means a Share that has been repurchased, redeemed, surrendered to or otherwise acquired by the Company and not cancelled;

Undertaking Letter means the Undertaking Letter, dated August 1, 2018, by and among the Domestic Company, the Principals, Hangzhou Alibaba Venture Capital Investment Co., Ltd., Alibaba (China) Technology Co., Ltd. and certain other parties thereto, as may be amended from time to time (and to which the Company has joined as a party);

USD or US$ means the United States dollar, the lawful currency of the United States of America;

Warrant means the warrants issued pursuant to the Share and Warrant Subscription Agreement and such other warrants the Company may issue from time to time in compliance with the terms and conditions of the Shareholders Agreement;

Warrant Holder means a Person who holds any Warrants (as evidenced by the Company’s official records) that remains exercisable in accordance with its terms and conditions;

WFOE means Guangdong Xiaopeng Motors Technology Co., Ltd., a limited liability company organized under the laws of PRC with the unified social credit code 91440101MA5CTGH317.

Written includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange and electronic mail in accordance with the Electronic Transactions Law and in writing shall be construed accordingly; and

Youche means Shanghai Cheyou Enterprise Management Partnership (Limited Partnership).

1.2	In the Memorandum and these Articles, unless the context otherwise requires a reference to:

(a)	words importing the masculine gender include the feminine gender;

(b)	any Cayman Islands law or regulation, is a reference to such law or regulation as amended or re-enacted from time to time;

(c)	the singular includes the plural and vice versa;

(d)	a person includes all legal persons and natural persons;

(e)	legal persons include all forms of corporate entity and any other person having capacity to act in its own name created by or in accordance with the laws or regulations of any jurisdiction;

(f)

“fully-diluted” or any variation thereof means all of the issued and outstanding Shares, treating the maximum number of Shares issuable under any issued and outstanding Convertible Securities (including the Warrants) and all Shares reserved under the employee equity incentive plans of the Company as issued and outstanding; and

(g)

“as-converted” or any variation thereof means that all Convertible Securities are deemed to have been converted into Ordinary Shares, provided that solely for the purposes of calculating the voting power on an as-converted basis, any Preferred Shares Beneficially Owned by any Principal shall be deemed to be converted into Class A Ordinary Shares (and not to be further converted into Class B Ordinary Shares).

1.3	Headings are for ease of reference only and shall be disregarded in interpreting the Memorandum and these Articles.

2	COMMENCEMENT OF BUSINESS

2.1	Commencement. The business of the Company may be commenced at such time as determined by the Directors.

2.2	Commencement Costs and Expenses. The Directors may pay, out of capital or other money of the Company, all costs and expenses incurred in the establishment and registration of the Company.

3	REGISTERED SHARES

3.1	Registered Shares. The Company shall issue registered Shares only.

3.2	No Bearer Shares. The Company is not authorised to issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares.

4	SHARE CERTIFICATES

4.1

Share Certificates. Unless and until the Directors resolve to issue share certificates, no share certificate shall be issued, and the records of the shareholdings of each Member shall be in uncertified book entry form. If the Directors do resolve to issue share certificates in respect of any one or more classes of Shares, then every Member holding such Shares shall be entitled, upon written request only, to a certificate signed by a Director or Secretary, or any other person authorised by a resolution of the Directors, or under the Seal specifying the number of Shares held by him and the signature of the Director, Secretary or authorised person and the Seal may be facsimiles or affixed by electronic means pursuant to the Electronic Transactions Law.

4.2

Indemnity and Replacement. Any Member receiving a certificate shall indemnify and hold the Company and its Directors and Officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed or, in connection with any proposed share transfer, a new certificate may be issued, on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by the Directors.

4.3	Joint Holders. If several Members are registered as joint holders of any Shares, any one of such Members may give an effectual receipt for any share certificate.

5	ISSUE OF SHARES

5.1

Issue. Subject to the provisions, if any, of the Memorandum, Article 6, Article 24.5 and directions given by any Ordinary Resolution and the rights attaching to the issued Shares of any class, the Directors may issue, allot, grant options over or otherwise dispose of Shares (including any fractions of Shares) and other securities of the Company at such times, to such persons, for such consideration and on such terms as the Directors may determine. Notwithstanding the foregoing, so long as Alibaba holds any Shares, without the prior written consent of Alibaba, no Equity Securities shall be issued to any Alibaba Competitor and no any equity investment from any Alibaba Competitor shall otherwise be accepted.

5.2	Subscriber Share. Subject to the other provisions of the Memorandum and these Articles, the Subscriber shall have the power to:

(a)	issue one Share to itself;

(b)	transfer that Share by an instrument of transfer to any person; and

(c)	update the Register of Members in respect of the issue and transfer of that Share.

5.3

Preferred Shares. Subject to the provisions of the Memorandum and these Articles (including Articles 24.5 and 24.6), Shares and other securities of the Company may be issued by the Directors with such preferred, deferred or other special rights, restrictions or privileges whether in regard to voting, Distributions, a return of capital, or otherwise and in such classes and series, if any, as the Directors may determine.

5.4

Ordinary Shares. Subject to the provisions of the Memorandum and these Articles (including Articles 24.5, 24.6 and 19.9(f)), where the Directors issue a Share having no preferred, deferred, redemption or other special rights (save for the weighted voting right as provided under Article 19.9(f)), it shall be issued as an Ordinary Share and entitle the holder, subject to any other Share having any preferred, deferred, redemption or other special rights, to:

(a)	receive notice of, attend and vote at any general meeting of the Company and on any Ordinary Resolution or Special Resolution;

(b)	an equal share in any dividend or other Distribution paid by the Company; and

(c)	an equal share in the distribution of the surplus assets of the Company.

Without prejudicing any other provision in these Articles, no Class B Ordinary Share may be issued to any Person (other than any Principal or any Person Beneficially Owned by a Principal) under any circumstances.

5.5

Consideration for Share Issue. Subject to the provisions of the Memorandum and these Articles (including Articles 24.5 and 24.6), a Share may be issued for consideration in any form, including money, a promissory note or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

5.6	Register of Members. The Register of Members kept by the Company shall contain:

(a)	the names and addresses of each Member;

(b)	a statement of the Shares held by each Member;

(c)	the distinguishing numbers of the Shares of each Member (if any);

(d)	the amount paid, or agreed to be considered as paid, on the Shares of each Member;

(e)	the date on which the name of each person was entered on the register as a Member; and

(f)	the date on which any person ceased to be a Member.

5.7

Commission. The Company is authorised to pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) for any Shares or procuring or agreeing to procure subscriptions (whether absolute or conditional) for any Shares.

6	PRE-EMPTIVE RIGHT

6.1

Pre-emptive Right. Each Member (the Pre-emptive Rights Holder) shall have the right to purchase such Member’s Pre-emptive Portion of any New Securities (the Pre-emptive Right) on the terms and conditions set forth in this Article 6 .

6.2

Issuance Notice. In the event that the Company proposes to issue any New Securities, it shall give written notice of its intention to issue New Securities (the Issuance Notice) to each Pre-emptive Rights Holder specifying the amount and type of New Securities proposed to be issued, the price and the material non-price terms upon which the Company proposes to issue such New Securities (including the manner and time of payment of the subscription amount; and a good faith estimate of the date of the proposed issuance). Each Pre-emptive Rights Holder shall have thirty (30) days from the date of such Issuance Notice to agree to purchase up to such Pre-emptive Rights Holder’s Pre-emptive Portion of such New Securities for the price and upon the terms and conditions specified in the Issuance Notice by giving written notice to the Company and stating the quantity of New Securities it wishes to purchase. If any Pre-emptive Rights Holder exercises its Preemptive Right, subject to such Pre-emptive Rights Holder having paid the aggregate subscription price of the number of New Securities specified by such Pre-emptive Rights Holder, the Company shall issue and allot such number of the New Securities specified by the Pre-emptive Rights Holders on the date of the issuance specified in the Issuance Notice (or such other date as may be agreed between such Pre-emptive Rights Holder and the Company).

6.3

Failure to Exercise Pre-emptive Right. If any portion of the New Securities have not been agreed to be purchased by the Pre-emptive Rights Holders in accordance with Article 6.2, the Company shall have one hundred and twenty (120) days thereafter (subject to the extension of such period for a reasonable time not to exceed sixty (60) Business Days to the extent reasonably necessary to obtain any Governmental Approvals) to complete the sale of the New Securities described in the Issuance Notice with respect to which the Pre-emptive Right hereunder were not exercised to any third party, at the same or higher price and upon material non-price terms not more favourable to the purchasers thereof than those specified in the Issuance Notice, provided that any subscriber of such New Securities shall execute and deliver to the Company a Deed of Adherence (unless such subscriber is already a party to the Shareholders Agreement). In the event that the Company has not issued and sold such New Securities within such one hundred and twenty (120) days’ period (as may be extended in accordance with this Article 6.3), the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Pre-emptive Rights Holders pursuant to this Article 6.

7	VARIATION OF RIGHTS

7.1

Class Variation. If, at any time, the share capital of the Company is divided into different classes of Shares, subject to Article 24.5 and Section 8.10(a) of the Shareholders Agreement, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may be varied with the consent in writing of the holders of two-thirds of the votes attaching to the issued Shares of that class or with the sanction of a Special Resolution passed at a separate general meeting of the holders of the Shares of the class. To every such separate general meeting the provisions of these Articles relating to general meetings shall, mutatis mutandis, apply, but so that the necessary quorum shall be one or more persons holding or representing by proxy at least a majority of the votes attaching to the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

7.2

No Variation on Further Issue and Approved Amendments. The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by (i) the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or (ii) any resultant changes to the rights attached to the Shares that have been approved in accordance with Section 8.10 of the Shareholders Agreement.

8	CONVERSION RIGHTS

8.1

Right to Convert. Unless converted earlier pursuant to Article 8.3 below, each fully paid Preferred Share shall be convertible, at the option of the holder thereof at any time, into such number of fully paid Class A Ordinary Shares without obligation of the holder to make further payment to the Company in respect of the issuance of such shares as is determined by dividing the Original Issue Price of such Preferred Share by the Conversion Price of such Preferred Share in effect on the date of conversion of such Share (the Conversion Rights). Nothing in this Article 8.1 shall limit the automatic conversion rights of the Preferred Shares described in Article 8.3 below.

8.2

Mechanics of Conversion. A holder of Preferred Shares may exercise its Conversion Rights by giving the Company not less than ten (10) days’ notice of its election to convert all, but no less than all, of the Preferred Shares it holds (the “Conversion Notice”). The Conversion Notice shall specify the date of the conversion (the “Conversion Date”). The Company shall, on the Conversion Date, compulsorily redeem the Preferred Shares and apply the proceeds of redemption to issue fully paid of the number of Class A Ordinary Shares to which such holder shall be entitled and shall deliver to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Ordinary Shares to which such holder shall be entitled as aforesaid.

8.3

Automatic Conversion. Each Preferred Share shall automatically be converted by way of redemption of such Preferred Share and the issue of fully paid Class A Ordinary Shares at the Conversion Price at the time in effect immediately upon the earlier of (a) the consummation of a Qualified Public Offering; and (b) the date specified by written consent or agreement of (i) with respect to Series B-2 Preferred Shares and Series B-1 Preferred Shares, holders of eighty percent (80%) of then issued and outstanding Series B-2 Preferred Shares and Series B-1 Preferred Shares on an as converted basis (treating all Warrants then outstanding and exercisable as having been fully exercised), (ii) with respect to Series B Preferred Shares, holders of eighty percent (80%) of then issued and outstanding Series B Preferred Shares (treating all Warrants then outstanding and exercisable as having been fully exercised), (iii) with respect to Series A-2 Preferred Shares, Series A-1 Preferred Shares and Series A Preferred Shares, holders of eighty percent (80%) of then issued and outstanding Series A-2 Preferred Shares, Series A-1 Preferred Shares and Series A Preferred Shares on an as converted basis (treating all Warrants then outstanding and exercisable as having been fully exercised), or (iv) with respect to Series C Preferred Shares, holders of eighty percent (80%) of then issued and outstanding Series C Preferred Shares on an as converted basis (provided, however that (A) in each case of (b)(i), (ii) or (iii), such written consent may be given by a holder only if all such issued and outstanding Preferred Shares have been fully paid), and (B) no conversion pursuant to a transaction described in (b) of the definition of Qualified Public Offering shall be effective until after the proceeds and assets of such transaction are distributed in full in accordance with Article 44. If any series of Preferred Shares has been converted pursuant to the foregoing subsections (b)(i), (b)(ii), (b)(iii) or (b)(iv), any Preferred Shares of the same series issued thereafter by the exercise of any Warrant shall, immediately after their issuance, automatically be converted into Class A Ordinary Shares. On and after the date of an automatic conversion, notwithstanding that any certificates for the Preferred Shares has not been surrendered for conversion, the Preferred Shares evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder to receive the Class A Ordinary Shares to which such holder shall be entitled upon conversion thereof.

8.4

Adjustments for Reorganizations, Mergers, Consolidations or Sales of Assets. Subject to Article 8.3 and Article 9, if at any time or from time to time there is a capital reorganization of the Company or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of Preferred Shares shall thereafter be entitled to receive upon conversion of each Preferred Share the number of shares or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale or other corporation or entity issuing such shares, securities or other property, to which a holder of the number of Class A Ordinary Shares deliverable upon conversion of the Preferred Shares would have been entitled on such capital reorganization, merger, consolidation, or sale.

8.5

Adjustments for Certain Issuances. In the event the Company issues any New Securities or any Equity Securities in connection with a bona fide acquisition (whether by consolidation, merger, amalgamation, reorganization or otherwise) of any other Person (or assets of any other Person) (but other than any issuance of Equity Securities as equity incentives to employees of such Person in connection therewith) for a price per share less than the Conversion Price then in effect with respect to any Preferred Shares (or, if applicable, any Preferred Shares issuable pursuant to an exercise of any Warrant), as of the date of such issuance, the Conversion Price with respect to such Preferred Shares (or, if applicable, such Preferred Shares issuable pursuant to an exercise of any Warrant) shall be adjusted to be equal to the price per share for such New Securities or Equity Securities so issued.

8.6

Adjustments for Share Dividends, Subdivisions and Combinations. In the event the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the issued and outstanding Class A Ordinary Shares or the determination of Members entitled to receive a dividend or other distribution payable in additional Equity Securities of the Company without payment of any consideration by such holder for the additional Equity Securities of the Company, then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of Class A Ordinary Shares issuable on conversion of each Preferred Share shall be increased in proportion to such increase of the aggregate of Class A Ordinary Shares issued and outstanding and those issuable with respect to such Equity Securities of the Company. If the number of Class A Ordinary Shares issued and outstanding at any time is decreased by a combination of the issued and outstanding Class A Ordinary Shares, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of Class A Ordinary Shares issuable on conversion of each Preferred Share shall be decreased in proportion to such decrease in issued and outstanding Class A Ordinary Shares.

8.7

Adjustments for Other Distributions. In the event the Company shall declare a distribution payable in securities of other Persons, evidences of indebtedness issued by the Company or other Persons, assets (excluding cash dividends) or options or rights not referred to in Article 8.6, then, in each such case for the purpose of this Article 8.7, the holders of Preferred Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Class A Ordinary Shares into which their Preferred Shares are convertible as of the record date fixed for the determination of the Members entitled to receive such distribution.

8.8

Adjustments for Reclassifications, Recapitalizations, etc. If at any time or from time to time there shall be a reclassification or recapitalization of the Class A Ordinary Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Article 8.8), provision shall be made so that the holders of Preferred Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of shares or other securities or property of the Company or otherwise, to which a holder of Class A Ordinary Shares deliverable upon conversion would have been entitled on such reclassification or recapitalization.

8.9

No impairment. The Company will not, by amendment of the Memorandum and Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Shares against impairment.

8.10

Adjustments to Warrants. With respect to any Preferred Share issued upon the exercise of any Warrant, the provisions in this Article 8 shall be interpreted in such manner that, following the exercise of such Warrant, the Conversion Price of the Preferred Share so issued shall be the same as what it would have been if such Warrant had been fully exercised and such Preferred Share had been so issued immediately prior to any adjustment event under this Article 8.

8.11	Conversion of Ordinary Shares.

(a)

Automatic Conversion. (i) Each Class B Ordinary Share shall, automatically and immediately by way of redemption of such Class B Ordinary Share and the issue of fully paid Class A Ordinary Shares, without any further action from the holder thereof or any other Person, convert into one Class A Ordinary Share when it ceases being Beneficially Owned by any of Principals; and (ii) each Class A Ordinary Share shall, automatically and immediately by way of redemption of such Class A Ordinary Share and the issue of fully paid Class B Ordinary Shares, without any further action from the holder thereof or any other Person, convert into one Class B Ordinary Share upon it becoming Beneficially Owned by any of the Principals.

(b)	Other than in accordance with Article 8.11(a)(ii), Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

9	REDEMPTION, PURCHASE AND SURRENDER OF SHARES AND TREASURY SHARES

9.1

Redemption. From and after the occurrence of any Redemption Event, the Company shall, at the written request of any holder of Preferred Shares given in accordance with Article 9.2, redeem all or a portion of (as elected by such holder of Preferred Shares) the Preferred Shares then held by such requesting holder (the Redemption Shares of such requesting holder) out of funds legally available therefor including capital, for an aggregate redemption price (the Redemption Price of such requesting holder) equal to the aggregate Liquidation Preference Amount of the Redemption Shares of such requesting holder.

9.2

Procedures of Redemption. A notice of redemption by any holder of the Preferred Shares shall be given to the Company within ninety (90) days after the first occurrence of the Redemption Event giving rise such right of redemption, and shall state the date on which the Redemption Shares of such requesting holder are to be redeemed, provided, however, that the redemption date in such notice of redemption shall be no earlier than the date thirty (30) days after such notice of redemption is given. Upon receipt of the first of such requests, the Company shall promptly give written notice of the redemption request to each other holder of record of Preferred Shares stating the occurrence of such redemption request, the number of Redemption Shares of such redemption request and the date such Redemption Shares are to be redeemed (the Redemption Date), whereupon each such other holder shall be entitled to request to have all or a portion of its own Preferred Shares (being the Redemption Shares of such other holder) redeemed simultaneously with those of the first-mentioned redemption notice. The Company shall, on the Redemption Date, pay to each requesting holder in full the Redemption Price of such requesting holder. If on the Redemption Date, the Company fails to pay in full the aggregate Redemption Price of all requesting holders, then (a) the redemption of the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series B Preferred Shares, the Series A-2 Preferred Shares, the Series A-1 Preferred Shares and the Series A Preferred Shares shall be subordinate to the redemption of the Series C Preferred Shares, such that the Company shall first redeem in full the Series C Preferred Shares that are part of the Redemption Shares (and shall have paid the Redemption Price therefor in full) from funds of the Company legally available for redemption, before the Company shall be permitted to redeem any part of the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series A-2 Preferred Shares, Series B Preferred Shares, Series B-1 Preferred Shares and Series B-2 Preferred Shares being included as part of the Redemption Shares (and pay any part of the Redemption Price payable thereon), (b) the redemption of the Series B Preferred Shares, the Series A-2 Preferred Shares, the Series A-1 Preferred Shares and the Series A Preferred Shares shall be subordinate to the redemption of the Series B-2 Preferred Shares and the Series B-1 Preferred Shares (the redemption of the Series B-2 Preferred Shares shall rank pari passu with the redemption of Series B-1 Preferred Shares), such that the Company shall first redeem in full the Series B-2 Preferred Shares and the Series B-1 Preferred Shares that are part of the Redemption Shares (and shall have paid the Redemption Price therefor in full) from funds of the Company legally available for redemption, before the Company shall be permitted to redeem any part of the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series A-2 Preferred Shares and Series B Preferred Shares being included as part of the Redemption Shares (and pay any part of the Redemption Price payable thereon), (c) the redemption of the Series A-2 Preferred Shares, the Series A-1 Preferred Shares and the Series A Preferred Shares shall be subordinate to the redemption of the Series B Preferred Shares, such that the Company shall first redeem in full the Series B Preferred Shares that are part of the Redemption Shares (and shall have paid the Redemption Price therefor in full) from funds of the Company legally available for redemption, before the Company shall be permitted to redeem any part of the Series A-2 Preferred Shares, the Series A-1 Preferred Shares and the Series A Preferred Shares being included as part of the Redemption Shares (and pay any part of the Redemption Price payable thereon), (d) subject to the compliance with subsection (a), (b) and (c) above, the funds that are legally available shall be paid and applied in a pro-rata manner against each Redemption Share in accordance with the relative full amounts owed thereon, and the shortfall shall be paid and applied from time to time out of legally available funds immediately as and when such funds become legally available in a pro-rata manner against each Redemption Share in accordance with the relative remaining amounts owed thereon; and (e) without limiting any rights of the holders of any Preferred Shares herein, or are otherwise available under Companies Law, the balance of any Redemption Shares with respect to which the Company has become obligated to pay the applicable amount of aggregate Redemption Price but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares. For the avoidance of doubt, the priority of the Redemption among the Series C Preferred Shares, the Series B-2 Preferred Shares, the Series B-1 Preferred Shares, the Series B Preferred Shares, the Series A-2 Preferred Shares, the Series A-1 Preferred Shares and the Series A Preferred Shares shall apply at all times with respect to all outstanding redemption obligations of the Company, regardless of the order in which the Redemption Notices or share certificates are delivered.

9.3

Surrender Certificate(s) Before Redemption. Before any holder of Redemption Shares shall be entitled for redemption under the provisions hereof, such holder shall surrender his or her certificate or certificates representing such Redemption Shares to be redeemed to the Company on the Redemption Date in the manner and at the place designated by the Company for that purpose, and thereupon the Redemption Price shall be immediately payable to such holder and each such certificate shall be cancelled. In the event that less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. Upon cancellation of the certificate representing such Redemption Shares to be redeemed and full payment of the Redemption Price of such holder, all dividends on such Redemption Shares designated for redemption on the Redemption Date shall cease to accrue and all rights of the holders thereof, without interest, shall cease and terminate and such Redemption Shares shall cease to be issued shares of the Company.

9.4

Alibaba Redemption Event. From and after the occurrence of any Alibaba Redemption Event, the Company shall, at the written request of Alibaba, redeem all or a portion of (as elected by Alibaba) the Preferred Shares then held by Alibaba, at a Redemption Price equal to the aggregate Liquidation Preference Amounts of such Preferred Shares. Article 9.2 and Article 9.3 shall apply mutatis mutandis with respect to a redemption in accordance with this Article 9.4.

9.5	Purchase and Surrender. Subject to the provisions of the Companies Law, Article 24.5, and to the rights attaching to any class of Share, the Company may:

(a)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors determine;

(b)	make a payment in respect of purchase of its own Shares in any manner permitted by the Companies Law including out of capital; and

(c)	permit the surrender of fully paid Shares for no consideration.

9.6	Effect of Redemption, Purchase and Surrender. Shares that the Company redeems, purchases, accepts by way of surrender or otherwise acquires pursuant to Articles 9.1 to 9.5 may:

(a)	be cancelled; or

(b)	be held as Treasury Shares on such terms and in such manner as the Directors determine prior to such acquisition.

9.7

Treasury Shares. All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share, other than as set out in this Article. The Company may:

(a)	cancel the Treasury Shares on such terms and in such a manner as the Directors may determine; and

(b)	transfer the Treasury Shares in accordance with Article 14.

9.8

No Participation. Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

9.9	No other Redemption. The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

9.10

Redemption in Kind. The Directors may, when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payments either in cash or in kind.

10	LIEN

10.1

All Monies Payable. The Company shall have a first and paramount lien on every Share, whether or not it is a fully paid Share, for all moneys, whether presently payable or not, called or payable at a fixed time in respect of that Share and for all debts, liabilities or other obligations owed, whether presently or not, by the Member or by one or more joint Members or by any of their estates to the Company (together, the Lien Amounts) but the Directors may, at any time, declare any Share to be wholly or in part exempt from this Article. The Company’s lien, if any, on a Share shall extend to all Distributions payable thereon. Any registration of the transfer of a Share shall operate to extinguish the Company’s lien on that Share.

10.2

Sale. The Company may sell, in such manner as the Directors think fit, any Shares in which the Company has a lien, but no sale shall be made unless some amount in respect of which the lien exists is presently payable and the period of fourteen days has elapsed after the Company has given a notice in writing, stating and demanding payment of such part of the presently payable amount, to the relevant Member.

10.3

Registration of Purchase. The Directors may authorise any person to transfer the Shares sold in accordance with this Article to the purchaser of such Shares. The purchaser shall be registered as the holder of the Shares so transferred and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale of the Shares in accordance with this Article.

10.4

Application of Proceeds. The proceeds of the sale, net of any costs incurred by the Company in relation to the sale, shall be applied by the Company in payment of such part of the amount in respect of which the lien exists as is presently payable. The Company shall retain and have a lien over such part of the remainder of the proceeds as is equal to the Lien Amounts which exist but are not presently payable by the Member and may apply such proceeds against the Lien Amounts as and when they become payable and the residue shall be paid to the person entitled to the Shares at the date of the sale.

11	CALLS ON SHARES

11.1

Calls. The Directors may, from time to time, make calls upon the Members in respect of some or all of any moneys unpaid on their Shares, whether in respect of their par value or the premium payable on those Shares; each Member shall (subject to receiving at least 14 days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his Shares, provided, however, no call shall be made, and no forfeiture be effected, by the Company or the Directors upon (i) any Investor in respect of any monies unpaid on the Shares of such Investor except where such Investor, due to reasons attributable to such Investor, shall have failed to pay or cause to be paid the Subscription Price of such Investor’s Shares in full on or before the applicable deadline in accordance with the terms and conditions of the Share and Warrant Subscription Agreement, or (ii) IDG or its permitted transferee in respect of any monies unpaid on the Shares issued under the Series C IDG SSA unless such call is made pursuant to Section 5.14 of the Series C IDG SSA. A call may be required to be paid in instalments. The Directors may revoke or postpone a call at any time.

11.2

Joint Holders. The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof and the holder or joint holders of a Share at the time of a call shall remain liable to pay the call on that Share, notwithstanding any subsequent transfer of the Share being registered by the Company.

11.3

Interest on Calls. If a sum called in respect of a Share is not paid before or on the day appointed for payment of that call, the Member from whom such amount is due shall pay interest upon the sum at such rate as the Directors may determine from the day appointed for payment of the call to the time of the actual payment. The Directors shall have the discretion to waive payment of any such interest in full or in part.

11.4

Fixed Payment Dates. The provisions contained in these Articles in respect of calls shall apply to payments, whether on account of the amount of the Share, or by way of premium, to be made on the allotment of a Share or any date fixed on the issue of the Share as if the same had become payable by virtue of a call duly made and notified.

12	FORFEITURE

12.1

Failure to pay Call. If a Member fails to pay any call or instalment of a call in respect of Shares on the day appointed for payment, the Directors may serve a notice on such Member naming a further date not earlier than the expiration of 14 days from the date of service on or before which the payment required by the notice is to be made and containing a statement that in the event of non-payment the Shares, or any of them, will be liable to be forfeited.

12.2

Forfeiture. If the requirements of the notice referenced in this Article are not complied with the Company may forfeit the Shares together with any Distributions declared payable in respect of the forfeited Shares and not paid at any time before tender of payment.

12.3	No Refund. The Company is under no obligation to refund any moneys to the Member whose Shares have been forfeited.

12.4

Sale of Forfeited Share. A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit. The proceeds of any sale or disposition of the forfeited Share may be received and used by the Company as the Directors determine.

12.5

Outstanding Liability. A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares together with interest.

12.6

Certificate of Forfeiture. A certificate in writing under the hand of a Director or Officer stating that a Share has been duly forfeited on the date stated in the certificate shall be conclusive evidence of the facts stated in the certificate as against all persons claiming to be entitled to the Share. The Directors may authorize any person to transfer the Shares sold in accordance with this Article to the purchaser of such Shares. The purchaser shall be registered as the holder of the Shares so transferred and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale of the Shares in accordance with this Article.

12.7

Fixed Payment Dates. The provisions of this Article applying to forfeiture for failure to pay any call or instalment of a call shall apply to the failure to make payments, whether on account of the amount of the Share, or by way of premium, to be made on the allotment of a Share or any date fixed on the issue of the Share as if the same had become payable by virtue of a call duly made and notified.

12.8

Prevailing Provisions. To the extent permitted by any applicable laws and notwithstanding any other provisions herein to the contrary, any Share of a particular series or class, whether or not it is fully paid, shall, with respect to such Share, entitle the holder thereof the same rights and privileges as other holders of Shares of the same series or class including those rights and privileges under Article 6 (Pre-Emptive Right), Article 8.4 (Adjustments for Reorganizations, Mergers, Consolidations or Sales of Assets), Article 8.5 (Adjustments for Certain Issuances), Article 8.6 (Adjustments for Share Dividends, Subdivisions and Combinations), Article 8.7 (Adjustments for Other Distributions), Article 8.8 (Adjustments for Reclassifications, Recapitalizations, etc), Article 15 (Transfer Restrictions), Article 16 (Drag Along Transactions), Article 19.8 (Voting), Article 19.9 (Certain Voting Arrangement), Article 22.2 (Appointment of Directors), Article 35 (Distributions) and Article 44 (Liquidation Preference) herein; provided that, any Share of a particular series or class which is not fully paid shall be subject to Article 10 (Lien), Article 11 (Call on Shares), Article 12 (Forfeiture) and Article 14 (Transfer of Shares).

13	TRANSMISSION OF SHARES

13.1

Legal Personal Representative. The legal personal representative of a deceased sole holder of a Share shall be the only person recognised by the Company as having any title to the Share. In the case of a Share registered in the names of two or more holders, the survivors, survivor or the legal personal representatives of the deceased survivor, shall be the only person(s) recognised by the Company as having any title to the Share.

13.2

Transmission. Any person becoming entitled to a Share in consequence of the death or bankruptcy of or any analogous event affecting a Member (each such event a Transmission Event and each such person a Representative) shall, upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Member in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the Member could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by such Member before the occurrence of a Transmission Event.

13.3

Pre-Registration Status. Representatives shall be entitled to the same notices, dividends and other advantages to which he would be entitled if he were the registered holder of the Share, except that he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

13.4

Requirement for Registration. The Directors may at any time give notice requiring a Representative to elect either to be registered himself or to have some person nominated by him become the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before the Transmission Event). If the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

14	TRANSFER OF SHARES

14.1

Directors’ Consent. Shares and Treasury Shares are transferable, subject to transfer restrictions as set forth in these Articles and the consent of the Directors who may not refuse to consent to any transfer and decline to register the transfer if such transfer is made in accordance with Article 15.

14.2

Instrument of Transfer. The instrument of transfer shall be in writing in such form as may be acceptable to the Directors and shall be executed by or on behalf of the transferor and, if required by the Directors, signed by the transferee.

14.3

Certificates. Subject to Article 4.2, where the Company has issued a certificate in respect of a Share proposed to be transferred, the transferor shall lodge, with the instrument of transfer, the original certificate relating to the Share being transferred.

14.4	Effective Date. The transfer of a Share is effective when the name of the transferee is entered on the Register of Members. Until such time, the transferor shall be deemed to remain a Member.

14.5

Lost Certificate. If the Directors are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may, on receipt of such indemnities as they may require:

(a)	accept such evidence of the transfer of Shares as they consider appropriate; and

(b)	proceed to register the transferee’s name in the Register of Members.

14.6

Notification of Refusal. Where the Directors refuse to register a transfer of a Share, they shall, within two months after the date on which the transfer was lodged with the Company, notify the transferee of the refusal.

14.7	Transfer of Treasury Shares. The transfer of Treasury Shares may be for valuable consideration or otherwise, and at a discount to the par value of the Shares.

15	TRANSFER RESTRICTIONS

General Restrictions on Transfer

15.1

No Transfer of Equity Securities. None of the Members and the Principals may transfer any Equity Securities of the Company unless such transfer is conducted in compliance with the Companies Law and these Articles. Any transfer or attempted transfer of any Equity Securities of the Company not made in compliance with this Article 15 shall be null and void ab initio and shall not be entered into the Company’s Register of Members, and the purported transferee in any such transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such Equity Securities of the Company.

15.2

Indirect Transfer of Equity Securities. Each of the Members and the Principals shall not circumvent or otherwise avoid the transfer restrictions or intent thereof set forth herein, whether by holding the Equity Securities of the Company indirectly through another Person or by causing or effecting, directly or indirectly, the transfer or issuance of any Equity Securities or the Transfer of assets by any such Person, or otherwise. If any Equity Security of the Company is owned by its ultimate Beneficial Owner through one or more intermediate holding companies, any transfer, repurchase, or new issuance of Equity Securities of such holding companies or similar transactions that have the effect of change the beneficial ownership of such Equity Security of the Company shall be deemed as an indirect transfer of such Equity Securities of the Company and be subject to the transfer restrictions set forth herein as if such ultimate Beneficial Owner is a Member, and the relevant Member shall ensure that such ultimate Beneficial Owner complies with the transfer restrictions set forth herein.

15.3	Legends. In addition to any legends required by the Companies Law, each certificate representing the Equity Securities of the Company shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION UNDER THE SECURITIES ACT.

THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT BY AND BETWEEN THE COMPANY AND CERTAIN HOLDERS OF SHARES OF THE COMPANY. A COPY OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY.”

Restriction on Transfers by the Principals

15.4

Lock Up. Subject to Article 15.9, none of the Principals, Principal Shareholders, the Officer Holdcos or the ESOP Holdco may, without the consent of (a) so long as Alibaba is a Member, Alibaba, and (b) at least two-thirds (2/3) of the Directors present (including by an alternate) at a duly called and convened meeting of the board of Directors, transfer any Equity Securities of the Company to any other Person, provided, however, that each of the Principals and the Principal Shareholders may, subject to Article 15.5, from time to time transfer a number of Shares that, when aggregated with all other transfers by all Principals and Principal Shareholders made after September 12, 2019 (other than Transfers permitted by Article 15.9(a), (e), (f), (g) or (h)) and pursuant to this Article, represent not more than five percent (5%) of the Company’s issued and outstanding Shares (on an as-converted and fully-diluted basis) as of the time of such transfer.

15.5	Right of First Refusal. Subject to Article 15.9:

(a)

If any Principal, Principal Shareholder, the Officer Holdcos or the ESOP Holdco (an Offering Shareholder) proposes to transfer any of the Equity Securities of the Company held by it to any proposed transferee, then, prior to consummating such proposed transfer, the Offering Shareholder shall give each other Member (the ROFR Holders) written notice of the Offering Shareholder’s proposal to consummate the transfer (the ROFR Notice). The ROFR Notice shall include a description of the Equity Securities of the Company proposed to be transferred (the Offered Securities), the identity and address of such proposed transferee, and the consideration and the material terms and conditions upon which the proposed transfer is to be made.

(b)

Each ROFR Holder shall have an option for a period of thirty (30) days following receipt of the ROFR Notice (the ROFR Period) to elect to purchase all or a portion of the Offered Securities, at the same price and subject to the same terms and conditions set forth in the ROFR Notice by notifying the Offering Shareholder in writing of the number of such Offered Securities that it elects to purchase. If the total number of the Offered Securities the ROFR Holders elect to purchase exceeds the total number of the Offered Securities available for purchase by the ROFR Holders, unless otherwise agreed among such ROFR Holders within fifteen (15) days after the expiration of the ROFR Period, each ROFR Holder shall only be entitled to purchase a number of Offered Securities equal to the lesser of (a) the number of the Offered Securities elected to be purchased by such ROFR Holder, and (b) the total number of the Offered Securities multiplied by a fraction, the numerator of which is the number of Ordinary Shares (calculated on an as-converted basis) held by such ROFR Holder and the denominator of which is the total number of Ordinary Shares (calculated on an as-converted basis) held by all ROFR Holders who have elected to purchase any Offered Securities.

(c)

If any ROFR Holder gives the Offering Shareholder notice that it elects to purchase any Offered Securities, then payment for the Offered Securities to be purchased shall be made by wire transfer in immediately available funds in USD to an account designated by the Offering Shareholder, against delivery of the duly executed instrument of transfer of such Offered Securities to be purchased, at a place agreed to by the Offering Shareholder and such ROFR Holder, as applicable (or at the principal executive offices of the Company absent such agreement), at the time of the scheduled closing therefor, which shall take place within thirty days following the expiration of the ROFR Period.

(d)

Subject to Article 15.6 to the extent the ROFR Holders do not elect to purchase all of the Offered Securities in accordance with this Article 15.5, the Offering Shareholder shall have thirty days following the expiration of the ROFR Period (subject to the extension of such thirty (30) days’ period for a reasonable time not to exceed sixty (60) Business Days to the extent reasonably necessary to obtain any Governmental Approvals) to conclude a transfer of the remaining Offered Securities, which transfer shall be on substantially the same (and in any event no more favorable to the prospective transferee) terms and conditions as those described in the ROFR Notice. Any Offered Securities not transferred in compliance with this Article 15.5 shall again be subject to the right of first refusal of the ROFR Holders pursuant to this Article , and may not be transferred unless the procedures set out in this Article 15.5 have again been fully complied with.

15.6	Right of Co-Sale. Subject to Article 15.9:

(a)

If a proposed transfer is a Tag Triggering Sale, then each Investor who has not elected to purchase any Offered Securities pursuant to Article 15.5 shall have the right to participate in the sale of the Offered Securities on the terms and conditions specified in this Article 15.6, by notifying the Offering Shareholder in writing (the Tag Notice) within ten (10) days after the expiration of the ROFR Period (each such electing Investor, a Tagging Shareholder). The Tag Notice of a Tagging Shareholder shall specify the number of Equity Securities of the Company that it wishes to sell pursuant to this Article 15.6.

(b)

Each Tagging Shareholder may elect to offer to sell, on the same terms and conditions as applicable to the Offering Shareholder, a number of Shares held by such Tagging Shareholder (as validly elected pursuant to this Article 15.6, the Tag Securities of such Tagging Shareholder) that is equal to (a) in the event of a Pro Rata Tag Triggering Sale, the number of Offered Securities multiplied by a fraction, the numerator of which is the number of Shares held by such Tagging Shareholder as of the date of the Tag Notice of such Tagging Shareholder and the denominator of which is the total number of Shares held by the Offering Shareholder and all Tagging Shareholders as of the date of the Tag Notice, or (b) in the event of a Full Tag Triggering Sale, the number of Shares held by such Tagging Shareholder as of the date of the Tag Notice of such Tagging Shareholder. The Offering Shareholder shall not be permitted to sell any Offered Securities to the prospective transferee unless the prospective transferee has agreed to purchase all of the Tag Securities from all Tagging Shareholders on the same terms and conditions as applicable to the Offering Shareholder; provided that, each Tagging Shareholder shall not be required to make any representations or warranties other than that in respect of such Tagging Shareholder and its title to the Tag Securities and each such Tagging Shareholder’s liabilities for breach of or indemnity for the foregoing representations or warranties shall be expressly stated to be several but not joint with other Members. The election of each Tagging Shareholder in the Tag Notice shall be irrevocable and, to the extent such offer is accepted, such Tagging Shareholder shall be bound and obligated to transfer in the Tag Triggering Sale such number of Tag Securities as specified in its Tag Notice on the same terms and conditions as applicable to the Offering Shareholder.

(c)

Each Tagging Shareholder shall effect its participation in the Tag Triggering Sale by promptly delivering to the Offering Shareholder for Transfer to the prospective transferee, before the closing of the Tag Triggering Sale, a duly executed instrument of transfer, together with the original share certificate(s) which represent the type and number of Tag Securities such Tagging Shareholder has elected to sell.

15.7	Restriction on Transfers by Investors.

(a)

Subject to Article 15.9, no Investor may transfer any Equity Securities of the Company to any Company Competitor without the prior written consent of the Company; provided however that the foregoing restriction shall not apply to Alibaba if any of the Company, the Principals, the Principal Shareholders, the Officer Holdcos, the ESOP Holdco, the WFOE or the Domestic Company is then in breach of the Shareholders Agreement and such breach has not been cured within thirty (30) days.

(b)

Article 15.5 shall apply, muatis mutandis, to any proposed Transfer by any Investor, whereby such Investor shall be deemed the Offering Shareholder and the Principal Shareholders shall be deemed the ROFR Holders; provided however that the foregoing restriction shall not apply to Alibaba if any of the Company, the Principals, the Principal Shareholders, the Officer Holdcos, the ESOP Holdco, the WFOE or the Domestic Company is then in breach of the Shareholders Agreement and such breach has not been cured within thirty (30) days.

15.8	Restriction on Transfers by All Members. Subject to Article 15.9:

(a)	Without the prior written consent of Alibaba,

(i)

None of the Members (other than Youche) or the Principals may transfer any Equity Securities of the Company to any Alibaba Competitor, provided, however, that if Alibaba has Transferred any Equity Securities of the Company to any transferee which could be deemed as an Alibaba Competitor, then such transferee shall no longer be deemed an Alibaba Competitor and each other Member may thereafter transfer Equity Securities of the Company to it;

(ii)

Youche may not transfer any Equity Securities of the Company to Alibaba Competitor unless Youche has complied with the right of first refusal provisions of Article 15.5, mutatis mutandis, with Youche being the Offering Shareholder and Alibaba being the sole ROFR Holder for purposes thereof; and

(iii)

except as specifically contemplated in the Transaction Documents or the Restructuring Agreement, no Group Company may transfer the Equity Securities of any other Group Company to any Person who is not a Group Company.

(b)

Prior to the consummation of any transfer of any Equity Securities of the Company, the transferring Member shall (i) give written notice to the Company regarding such transfer, and (ii) as a condition to such transfer, cause the transferee thereof to execute and deliver to the Company a Deed of Adherence (unless such transferee is already a party to the Shareholders Agreement).

15.9

Exempt Transfer. Articles 15.4 to 15.8 shall not apply to any transfer of Equity Securities (a) which is a redemption or repurchase by the Company of Shares held by the ESOP Holdco to fund repurchases of awards issued under the ESOP Holdco Plan in accordance with the terms thereof, or is a redemption or repurchase by the Company of Shares held by the ESOP Holdco approved by the Directors present at a duly called and convened meeting of the board of Directors in accordance with Article 24.6, (b) pursuant to Article 9 and Article 16, (c) by Alibaba to any of its Affiliates, provided that, in the event that such transferee ceases to be an Affiliate of Alibaba, any Equity Securities of the Company held by such transferee shall be Transferred back to Alibaba immediately, (d) by Youche to any of its Affiliates that is neither an Alibaba Competitor nor a Company Competitor, provided that, in the event that such transferee ceases to be an Affiliate of Youche, any Equity Securities of the Company held by such transferee shall be Transferred back to Youche immediately, (e) by HE Xiaopeng (or his Principal Shareholder) to another Principal Shareholder or the ESOP Holdco, (f) by XIA Heng or HE Tao (or their respective Principal Shareholder) to HE Xiaopeng (or his Principal Shareholder) or the ESOP Holdco, (g) by the ESOP Holdco to any current or former employee of the Group Companies or as permitted under the ESOP Holdco Plan, (h) by any recipient of awards under the ESOP Holdco Plan so long as such Transfer is permitted by the ESOP Holdco Plan, (i) which is a redemption or repurchase by the Company of Equity Securities issued under the ESOP Plans, or (j) by any recipient of awards under the ESOP Plans so long as such Transfer is permitted by the ESOP Plans. Notwithstanding the foregoing sub-clause (d), any Excessive Principal Transfer shall (x) require the prior Written consent of Alibaba, and (y) be subject to the terms and conditions of Article 15.5. For purposes hereof, Excessive Principal Transfer means a transfer of the Equity Securities of the Company by HE Xiaopeng (and his Principal Shareholder) to XIA Heng or HE Tao (or their respective Principal Shareholder) or the ESOP Holdco that, when aggregated with all such transfers after September 12, 2019, will result in HE Xiaopeng (and his Principal Shareholder, i.e. Simplicity Holding Limited, Respect Holding Limited) having transferred to XIA Heng or HE Tao (or their respective Principal Shareholder, i.e. Efficiency Investment Limited and Quality Enterprises Limited) or the ESOP Holdco Equity Securities of the Company that represent more than five percent (5%) of the Company’s issued and outstanding Shares (on an as-converted and fully-diluted basis) immediately prior to the proposed transfer.

16	DRAG ALONG TRANSACTIONS

16.1

If at any time Mr. HE Xiaopeng and the Majority Preferred Holders (which shall include (i) Alibaba so long as Alibaba is a Member and (ii) if the price per Share is lower than the Conversion Price of the Series C Preferred Shares in effect on the date of closing of the Drag Along Transaction, the holders of at least a majority of the issued and outstanding Series C Preferred Shares) (collectively, the Drag Along Shareholders) approve a sale of all or substantially all of the Equity Securities of the Company or all or substantially all of the businesses of the Group Companies to any Person (whether structured as a merger, asset sale, stock sale or otherwise) reflecting an equity value of the Company of not less than US$5,000,000,000 (if any consideration is not in cash, such consideration shall be valued at the fair market value determined by the board of Directors and approved by the Majority Preferred Holders (which shall include Alibaba so long as Alibaba is a Member)) on a fully-diluted basis (a Drag Along Transaction), at the written request of the Drag Along Shareholders (the Drag Along Notice), each of the other Members shall (a) vote, or give his written consent with respect to, all the Shares held by him in favour of such proposed Drag Along Transaction and in opposition of any proposal that could reasonably be expected to delay or impair the consummation of any such proposed Drag Along Transaction; (b) refrain from exercising any dissenters’ rights or rights of appraisal under Companies Law at any time with respect to or in connection with such proposed Drag Along Transaction; (c) transfer the same percentage of securities on the same terms as the Drag Along Shareholders in the event that a proposed Drag Along Transaction is structured as a share transfer; and (d) take all actions reasonably necessary to consummate the proposed Drag Along Transaction, including without limitation amending the Memorandum and these Articles. In the event that any such dragged Member fails for any reason to take any of the foregoing actions within thirty (30) Business Days after receiving the Drag Along Notice, such Member shall be deemed to grant an irrevocable power of attorney and proxy to any Director approving the Drag Along Transaction to take all necessary actions and execute and deliver all documents deemed by such Director to be reasonably necessary to effectuate the terms hereof. A Drag Along Transaction shall be deemed a “Liquidation Event” and proceeds from the Drag Along Transaction shall be distributed in accordance with Article 44.

17	REGISTERED HOLDER DEEMED ABSOLUTE OWNER

17.1

The registered holder of a Share shall be treated as the absolute owner of such Share. No person shall be recognised by the Company as holding any Share upon trust and the Company shall not register nor be bound by or required to recognise any equitable or other interest of whatever nature in a Share other than an absolute right to the Share, irrespective of whether the Company has notice of such interest.

18	ALTERATION OF SHARE CAPITAL

18.1	Increase or Amendment. Subject to Article 6 and Article 24.5, the Company may by Ordinary Resolution:

(a)	increase the share capital by such sum, to be divided into Shares of such amount, and with such rights, privileges, priorities and restrictions attached to them as the resolution shall prescribe;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	subject to section 13 of the Companies Law, sub-divide its existing Shares, or any of them, into Shares of smaller amounts than is fixed by the Memorandum; and

(d)	cancel any Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

18.2	Reduction. Subject to the provisions of the Companies Law and these Articles, the Company may, by Special Resolution, reduce its share capital and any capital redemption reserve in any manner.

19	MEETINGS AND CONSENTS OF MEMBERS

19.1

Meetings. All meetings of Members shall be referred to as extraordinary general meetings unless the general meeting is an annual general meeting. The Company may but shall not be obliged to hold an annual general meeting.

19.2	Directors Convene. Any Director may convene meetings of the Members at such times and in such manner and places within or outside the Cayman Islands as the Director considers necessary or desirable.

19.3

Members Convene. Upon the written request of Members entitled to exercise ten percent (10%) or more of the votes in respect of the matter for which the meeting is requisitioned, any one or more of the Directors shall forthwith proceed to convene a meeting of Members. The written request of Members to requisition a meeting must state the objects of the meeting and must be signed by the Members requisitioning the meeting. The written request must be lodged at the Registered Office and may be delivered in counterpart.

19.4

Failure to Convene. If the Directors do not proceed to convene a meeting of Members within twenty one (21) days of the written request to requisition a meeting being lodged the requisitionists, or any of them together holding at least half of the votes of all of them, may convene the meeting of Members in the same manner as nearly as possible as that in which a meeting of Members may be convened by a Director. Where the requisitionists fail to convene the meeting of Members within three months of their right to convene the meeting arising, the right to convene the meeting of Members shall lapse.

19.5	Notice of Meeting. The Director convening a meeting shall give not less than seven days’ notice of a meeting of Members to:

(a)	those Members whose names on the date the notice is given appear as Members in the Register of Members and are entitled to vote at the meeting; and

(b)	each of the Directors.

19.6

Failure to Give General Notice. A meeting of Members held in contravention of the requirement to give notice is valid if (i) the Company has given notice to each Member whose name appears as Members in the Register of Members and is entitled to vote at the meeting, and (ii) Members holding at least ninety percent (90%) of the total votes on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Member at the meeting shall constitute waiver in relation to all the Shares which that Member holds.

19.7

Failure to give Individual Notice. The fact that a Member or another Director has not received notice does not invalidate the meeting so long as notice has been given to such Member in accordance with Article 42.2.

19.8	Voting.

Subject to Article 19.9, no person shall be entitled to vote at any meeting of Members unless he is registered as a Member on the record date for such meeting. Subject to the rights and restrictions attached to any Shares and the provisions of this Article (including Article 19.9 below), each Member who is present in person, by its duly authorised representative or by proxy, shall have one vote and on a poll each Member shall have one vote for every Share of which he is the holder.

19.9	Certain Voting Arrangements.

(a)

Notwithstanding anything to the contrary in Article 24.5, Article 24.6, and Article 25, each Member shall approve and vote in favour of and, if it has appointed any Director, cause the Director(s) appointed by it to approve and vote in favour of, (i) any Qualified Issuance, and (ii) amendments to these Articles, the Shareholders Agreement and other relevant transaction documents in connection with the Qualified Issuance. For purposes of these Articles, “Qualified Issuance” means any issuance of Equity Securities of the Company where (x) the per Share issue price is not less than one hundred and twenty percent (120%) of the per Share issue price of the most recently issued Preferred Shares of the Company as of such time, and (y) such Equity Securities are not issued to any Alibaba Competitor.

(b)

So long as Alibaba holds at least five percent (5%) of the Company’s issued and outstanding Shares (on an as-converted and fully-diluted basis), the Company shall not, without the prior written consent of Alibaba, issue any New Securities if the per Share issue price in such issuance is less than the Series B-2 Original Issue Price.

(c)

If the Company is obligated to redeem any Preferred Shares in accordance with Article 9, each Member shall, as applicable, approve and vote in favour of, and cause the Director(s) appointed by it to approve and vote in favour of, all corporate actions necessary to carry out such redemption in accordance with the terms and conditions hereof.

(d)

Where an action requires the approval of the board of Directors under Articles 24.5 or 24.6, no Member shall vote in favor of, or otherwise cause the Company to take, such action unless such action has been duly approved in accordance with Articles 24.5 or 24.6, as applicable.

(e)

Where any action has been duly approved under Articles 24.5 and/or 24.6, as applicable, and such action shall require a resolution of the Members in accordance with applicable laws, in such vote at a meeting of the Members, the Members voting in favour of such action shall have the voting rights equal to such number of votes necessary to approve such action under the applicable laws; provided, however, that this Article 19.9(e) shall not apply to amendments of the Shareholders Agreement or these Articles unless such amendments are made in accordance with Article 46 and Section 8.10(a) of the Shareholders Agreement.

(f)

Notwithstanding anything to the contrary in these Articles (including but not limited to Articles 5.4 and 19.8), but subject to other provisions in this Article 19.9, holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Members, and each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share shall entitle the holder thereof to five (5) votes on all matters subject to vote at general meetings of the Company.

20	PROXIES

20.1	Proxies. A Member may be represented at a meeting of Members by a proxy who may speak and vote on behalf of the Member.

20.2

Production of Proxies. The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the Person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

20.3

Form of Proxy. An instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or may appoint a standing proxy until notice of revocation is received at the Registered Office or at such place or places as the Directors may otherwise specify for the purpose.

20.4	Joint Ownership and Proxies. Where Shares are jointly owned:

(a)	if two or more Persons hold Shares jointly, each of them may be present in person or by proxy at a meeting of Members and may speak as a Member;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

21	PROCEEDINGS OF SHAREHOLDER MEETINGS

21.1

Chairman of Member Meeting. At every meeting of Members, the chairman of the board of Directors shall preside as chairman of the meeting. If there is no chairman of the board of Directors or if he is not present at the meeting within fifteen minutes of the time appointed after the meeting or if he is unwilling to act the Directors present shall elect the chairman of the meeting.

21.2

Adjournment. The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.3

Conference Call. A Member, or his duly authorised representative or proxy, shall be deemed to be present at a meeting of Members if he participates by telephone or other electronic means by means of which all the persons participating in the meeting are able to hear each other.

21.4

Objections. No objection shall be raised to the qualification of any voter except at the meeting of members or adjourned meeting of Members at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and binding on all parties.

21.5

Casting of Votes. A Member holding more than one Share need not cast the votes in respect of the Shares held by him in the same way on any resolution for which a poll is taken. A person appointed as the authorised representative or proxy of a Member may cast the votes in respect of the Shares for which he is appointed in a like manner.

21.6

Quorum. A meeting of Members is duly constituted if, at the commencement of the meeting, there are present in person, through their authorised representative or by proxy one or more Members holding or representing at least a majority of the votes attaching to the Shares entitled to vote on resolutions of Members to be considered at the meeting. Where a quorum comprises a single Member or proxy, such person may pass a resolution of Members and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid resolution of Members.

21.7

No Quorum. If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

21.8

Polls. At any meeting of the Members the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting. The minutes of the meeting shall be conclusive evidence of the fact that a resolution was carried or not without proof of the number or proportion of the votes recorded in favour of or against such resolution.

21.9	Director Participation. Directors may attend and speak at any meeting of Members and at any separate meeting of the holders of Shares of any class or series.

21.10

Unanimous Written Resolutions. Any Ordinary or Special Resolution of Members and any other action that may be taken by the Members at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, by all Members who would have been entitled to attend and vote at a meeting called for the purpose of passing such a resolution or taking any other action. The consent may be in the form of counterparts, each counterpart being signed by one or more Members. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the latest date borne by the counterparts.

22	APPOINTMENT AND REMOVAL OF DIRECTORS

22.1	Number of Directors. The Company shall have a board of Directors consisting of not less than one (1) Director and no more than eight (8) Directors.

22.2	Appointment of Directors.

(a)	The Majority Principal Holders shall be entitled to appoint four (4) Directors and remove any Director appointed by the Majority Principal Holders.

(b)

Each of Alibaba, Morningside and IDG shall be entitled to appoint one (1) Director and remove the Director appointed by it, provided, however, that in the event that any of the foregoing enumerated Persons (i) ceases to hold, together with its Affiliates, at least five percent (5%) of the Company’s issued and outstanding Shares (on an as-converted and fully-diluted basis) or (ii) is or becomes a Restricted Shareholder, then, such Person shall cease to be entitled to appoint and remove any Director, the Company shall have the right to immediately remove the Director appointed by such Person (and such Person shall take all necessary actions to ensure that such Director is promptly removed) from the board of the Director, and upon the removal of such Director, the Parties shall consult with each other in good faith on whether and how to fill such vacancy.

(c)

GGV shall be entitled to appoint one (1) Director and remove the Director appointed by it, provided, however, that in the event that GGV (i) holds, together with its Affiliates, lower percentage of the Company’s issued and outstanding Shares (on an as-converted and fully-diluted basis) than the shareholding percentage of any other shareholder together with its Affiliates (except the Principal Shareholders, the Officer Holdcos, the ESOP Holdco, Alibaba, Morningside and IDG), or (ii) is or becomes a Restricted Shareholder, then GGV shall cease to be entitled to appoint and remove any Director, the Company shall have the right to immediately remove the Director appointed by GGV (and GGV shall take all necessary actions to ensure that such Director is promptly removed) from the board of the Director, and upon the removal of such Director, the Parties shall consult with each other in good faith on whether and how to fill such vacancy.

(d)

Each of Alibaba, Morningside, GGV, IDG, Youche and Primavera shall be entitled to appoint one (1) individual to attend board meetings in a non-voting observer capacity (an Observer), provided, however, in the event that any of the foregoing enumerated Persons (A) ceases to hold Preferred Shares (or Shares) converted from Preferred Shares) that in the aggregate represent at least 2% of the total Shares of the Company on a fully-diluted basis, (B) becomes a Restricted Shareholder, or (C) has appointed (or any of its Affiliates has appointed) any Director to the board, then, (i) such Person shall cease to be entitled to appoint and remove any Observer, (ii) the Company shall have the right to immediately remove the Observer appointed by such Person (and such Person shall take all necessary actions to ensure that such Observer is promptly removed) from the board of Directors. All notices, meeting materials and relevant information provided to the Directors with respect to board meetings shall be simultaneously provided to the Observer, provided that each Member who has appointed an Observer shall procure that such Observer comply with the confidentiality provisions of the Shareholders Agreement with respect to any notices, materials and other information furnished to or obtained by such Observer, as if such Observer were a party thereto.

For the purpose of this Article 22.2(d),

Information Rights Holder means a Member who is not a Restricted Shareholder;

Information Rights Included Persons of an Information Rights Holder means each other Person whose shareholding in the Company is to be aggregated with that of such Information Rights Holder pursuant to Schedule 8 of the Shareholders Agreement; and

Restricted Shareholder means any Member who, whose Information Rights Included Person or any of their respective Affiliate, has made any Competing Investment.

(e)

Each Member shall vote all Shares held by him, her or it (whether now held or hereafter acquired) in whatever manner as shall be necessary, and agrees to give his, her or its written consent, as the case may be, from time to time and at all times to cause, at any election of the Directors, the election or re-election as Directors of the board and during such period to continue in office, each of the individuals designated pursuant to Article 22.2(a), Article 22.2(b) and Article 22.2(c), and to vote against any nominees not designated pursuant to Article 22.2(a), Article 22.2(b)and Article 22.2(c). Each Member shall vote all Shares held by him, her or it (whether now held or hereafter acquired) in whatever manner as shall be necessary, and agrees to give his, her or its written consent, as the case may be, from time to time and at all times to cause, at any election of the Observers and during such period to continue in office, each of the individuals designated pursuant to Article 22.2(d), and to vote against any nominees not designated pursuant to Article 22.2(d)

22.3

Term. Each Director holds office for the term, if any, fixed by the terms of his appointment or until his earlier death, bankruptcy, insanity, resignation or removal. If no term is fixed on the appointment of a Director, the Director serves indefinitely until his earlier death, bankruptcy, insanity, resignation or removal.

22.4	Vacation. The office of a Director shall be vacated if:

(a)	he gives notice in writing to the Company that he resigns the office of Director;

(b)

he absents himself (without being represented by an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	he is found to be or becomes of unsound mind; or

(e)	all the other Directors (being not less than two in number) resolve that he should be removed as a Director.

22.5

Chairman of the Board. The Directors may by majority of votes elect a chairman of their board (the Chairman) and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

23	REGISTER OF DIRECTORS AND OFFICERS

23.1	Details. The Register of Directors and Officers shall contain:

(a)	the names and addresses of the persons who are Directors and Officers;

(b)	the date on which each person whose name is entered in the register was appointed as a Director or Officer; and

(c)	the date on which each person named as a Director or Officer ceased to be a Director or Officer.

24	POWERS OF DIRECTORS

24.1

Management by Directors. Subject to the provisions of the Companies Law, the Memorandum and these Articles, the business and affairs of the Company shall be managed by, or under the direction or supervision of, the Directors. The Directors shall have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company as are not by the Companies Law, the Memorandum, these Articles or the terms of any Special Resolution required to be exercised by the Members. No alteration of the Memorandum, or these Articles or any direction given by Ordinary or Special Resolution shall invalidate any prior act of the Directors that was valid at the time undertaken. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

24.2

Good Faith. Each Director shall exercise his powers for a proper purpose. Each Director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the Director believes to be the best interests of the Company.

24.3

Acting in Vacancy. The continuing Directors may act notwithstanding any vacancy in their body, but if and for so long as their number is below any minimum number of Directors fixed by or pursuant to these Articles, the continuing Directors may act for the purpose of passing a resolution to appoint further Directors to the board of Directors and of convening a meeting of Members to appoint further Directors but for no other purpose.

24.4

Indebtedness and Security. The Directors may exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to issue debentures, debenture stock, mortgages, bonds and other such securities and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

24.5

Matters Requiring Approval of All Directors. Without the prior written consent of, or the affirmative vote by, all of the Directors present (including by an alternate) at a duly called and convened meeting of the board of Directors, the Company shall not take any of the following actions (other than such actions specifically contemplated or required under the Transaction Documents or the Restructuring Agreement):

(a)

any acquisition, merger, consolidation, division, liquidation, dissolution, change of corporate form, reorganization, formation of joint venture, material corporate restructuring (including but not limited to material restructuring of business lines or organizational structure or other corporate changes of similar nature) or any other transaction that would constitute a Liquidation Event;

(b)	any amendment of these Articles or the Shareholders Agreement;

(c)

subject to Article 19.9(a), any creation or issuance of Equity Securities (other than issuance of Equity Securities under the ESOP Plans and the Permitted Additional Issuance), or any issuance of debt securities, of the Company;

(d)

any repurchase or redemption of any Equity Securities of the Company (other than repurchase or redemption of Equity Securities of the Company (i) held by the ESOP Holdco or (ii) issued pursuant to the ESOP Plans);

(e)

any action that will result in (i) the Company ceasing to directly or indirectly own 100% of the Equity Securities of the WFOE, (ii) the Company ceasing or reducing Control of the Domestic Company, or (iii) the WFOE being entitled to a smaller proportion of the economic interests in the Domestic Company; and

(f)	entry into any legally binding agreement to do any of the foregoing.

24.6

Matters Requiring Approval of Two-Thirds of the Directors. Without the prior written consent of, or the affirmative vote by, at least two-thirds (2/3) of the Directors present (including by an alternate) at a duly called and convened meeting of the board of Directors (which two-thirds (2/3) of such Directors shall, with respect to the actions set out in Article 24.6(a), Article 24.6(b), Article 24.6(c), Article 24.6(d), Article 24.6(e), and Article 24.6(f), include the Director appointed by Alibaba so long as Alibaba has appointed such Director and such Director is present at such meeting), the Company shall not take, and shall procure each other Group Company to not take, any of the following actions (other than such actions that are specifically contemplated or required under the Transaction Documents or the Restructuring Agreement):

(a)	declaration or payment of any dividend or any other distribution of profits (other than declaration or payment to another Group Company);

(b)

any sale, transfer, licensing or creation of any encumbrance on any material intellectual properties of the Group Companies to any Person who is not a Group Company (other than licenses granted in the ordinary course of business);

(c)

any investment in, or any acquisition of, any Person who is not a Group Company or the assets or business of any Person who is not a Group Company, or any participation in or formation of partnership or joint venture with any other Person (excluding any strategic alliance not involving any equity or equity-related investment), but other than any action set forth in Article 24.6(r) below;

(d)	any material change of the principal business of the Group Companies as a whole;

(e)

the entry into, extension or material amendment of any agreement involving exclusive dealing, other than any such agreement entered into in the ordinary course of business, or any transaction that does not include cash consideration but is material to the Group Companies, taken as a whole;

(f)

adoption of any ESOP Plan, reservation of any Equity Securities thereunder, or issuance of any Shares to the ESOP Holdco (except the issuance or transfer of any Shares to the ESOP Holdco under the XPeng Inc. 2019 ESOP Plan);

(g)	amendment or termination of any ESOP Plan;

(h)

the adoption or material amendment of the annual business plan and budget of the Company, including material change of the business of the Group Companies, entry into new business lines or exit from existing business lines;

(i)

adoption of any plan for a public offering (including a Qualified Public Offering) of the Company (including with respect to the country and stock exchange of listing, underwriters, offering price and valuation, and other material terms and conditions), or approval of a sale of the Company as a whole;

(j)

any single sale, mortgage, pledge, lease, transfer or disposal of, or the grant of any license to operate, assets of the Group Companies that represent five percent (5%) or more of the total net assets of the Company on a consolidated basis, or are otherwise essential for the business of the Group Companies, the lack of which will have a Material Adverse Effect;

(k)

except pursuant to any business cooperation agreement with a Member or Affiliates of such Member that has been duly approved by the board of the Directors, the approval, extension or amendment of any transaction or agreement between a Group Company and any Director, shareholder, manager, or employee of the Company, or any Affiliate of the foregoing persons, involving an amount in excess of RMB5,000,000; or, other than in the ordinary course of business of the Group Companies, the grant of any loan or prepayment, the amount of which exceeds five percent (5%) of the total net assets of the Company on a consolidated basis, to any Person that is not a one hundred percent (100%) beneficially owned by the Company;

(l)

the appointment or removal of, or the approval or amendment of the compensation package of, the chief executive officer, the president, the chief financial officer, the chief operating officer, or the chief technology officer of the Company;

(m)

other than in the ordinary course of business of the Group Companies, the creation or incurrence of any indebtedness (other than indebtedness that may be incurred in connection with a Permitted Additional Issuance that is structured to require an investor to provide onshore debt financing to the Group Companies prior to such investor having completed applicable regulatory procedures for funding its equity investment in the Company), including by offering or issuing corporate bonds, or the grant of any guarantee, in each case in an amount in excess of five percent (5%) of the total net assets of the Company on a consolidated basis;

(n)	any acquisition of, in one or a series of transactions, real properties with an aggregate value of RMB30,000,000 or more;

(o)

the approval of any expenditure that, when aggregated with other expenditures within the same financial year, exceeds the annual budget of the Company for such financial year by ten percent (10%) or more;

(p)	the commencement, conclusion or settlement of any Proceeding which involves an amount in excess of RMB1,000,000 or otherwise will have a material and adverse effect on the Company’s operations;

(q)	the appointment or replacement of the External Auditor, or any material amendment of the accounting policies of the Company, or any change of the financial year of the Company;

(r)

any investment in, or any acquisition of, any other Person or the assets or business of such other Person, or any participation in or formation of partnership or joint venture with any other Person, or the establishment of any subsidiary or branch, in each case involving an amount in excess of RMB100,000,000 in a single transaction or RMB200,000,000 when aggregated with all such transactions in the same financial year (for the avoidance of doubt, the board of Directors has authorised the management of the Company to carry out investments, acquisitions or formations of partnership or joint ventures involving an amount no greater than (i) RMB100,000,000 in a single transaction and (ii) RMB200,000,000 when aggregated with all such transactions in the same financial year, in each case, without the need to further seek approval of the board of Directors);

(s)

subject to Article 15.4 and Article 15.9, permitting any of the Principals, Principal Shareholders, the Officer Holdcos, or the ESOP Holdco to Transfer any Equity Securities of the Company to any other Person;

(t)

entry into any transaction in which any individual negotiating such transaction on behalf of the Group Companies has a personal pecuniary interest in such transaction (other than any such interest arising from or relating to his employment or shareholding in the Group Companies); or

(u)	entry into any legally binding agreement to do any of the foregoing.

25	PROCEEDINGS OF DIRECTORS

25.1

Meetings of the Directors. The board of Directors shall meet not less than once in each consecutive six (6) months in such places as the board shall designate from time to time. A meeting of the board may be called by the Chairman, or by not less than one-third (1/3) of the Directors then in office, on no less than twenty (20) days’ prior written notice (together with an email notice to any Party who has appointed a Director then in office) of the time, place and agenda of the meeting (the Meeting Notice). On the date that is seven (7) days prior to the scheduled time of such meeting, the Chairman or Directors calling such meeting shall send a second notice setting forth the time, place and agenda of the meeting (the Second Meeting Notice) to each Director (together with an email notice to the Party who appointed such Director) who has not confirmed in writing that he will attend such meeting. Questions arising at any meeting, other than matters set forth in Article 24.5 and Article 24.6, shall be decided by a majority of votes and in the case of an equality of votes the resolution shall fail. The Chairman shall prepare or cause to be prepared the agenda of the meeting of the board of Directors. No later than the date that is ten (10) days prior to the scheduled time of such meeting, the Chairman or Directors calling such meeting shall send the relevant documents with respect to such scheduled meeting, if any and to the extent reasonably practicable, to each Director. If the Meeting Notice or the Second Meeting Notice with respect to such scheduled meeting has not been duly and timely delivered to any Director, unless such Director has attended such meeting or has sent a written notice to the Chairman or Directors calling such meeting confirming such Director will not attend such meeting, any resolution passed on such board meeting shall be invalid. Any board meeting of the Company shall be held in the office of the Company or other places decided by the Chairman.

25.2

Quorum. The presence of not less than two-thirds (2/3) of Directors (including presence by an alternate) then in office (which shall, in any event, include the presence of the Director appointed by Alibaba so long as Alibaba has appointed such Director) shall constitute a quorum for the transaction of the business of the Directors. The quorum shall be one (1) if there is only one (1) Director. A person who holds office as an alternate Director shall be counted in the quorum. A Director who also acts as an alternate Director shall count twice towards the quorum. Notwithstanding the foregoing, so long as the Chairman or Directors calling a meeting have given the Meeting Notice and the Second Meeting Notice in accordance with Article 25.1, then the Directors present at such meeting shall constitute a quorum, provided that the Directors present at such meeting may only discuss and/or approve the matters as described in the meeting notice delivered to the Directors in accordance with Article 25.1. Notwithstanding the foregoing, nothing in the preceding sentence shall prejudice the provisions of Article 24.5 and Article 24.6.

25.3

Voting. Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the Chairman shall not have a second or casting vote. A Director who is also an alternate Director shall be entitled to a separate vote on behalf of his appointor in addition to his own vote.

25.4

Conference Call. A person may participate and vote in a meeting of the Directors by telephone or other electronic means by means of which all the persons participating in the meeting are able to hear each other. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the Chairman is at the start of the meeting.

25.5

Unanimous Written Resolution. A resolution in writing (in one or more counterparts) signed by all the Directors (an alternate Director being entitled to sign any such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors duly convened and held.

25.6

Defects. Absent fraud, all acts done by any meeting of the Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

26	DIRECTORS’ INTERESTS

26.1

Other Office. Subject to Article 26.3, a Director may hold any other office or place of profit under the Company (other than the office of External Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine. A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

26.2

No Exclusivity. Subject to Article 26.3, a Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

26.3

No Conflict of Interest. Each Director shall, and each Person entitled to appoint one or more Directors in accordance with Article 22.2 shall ensure that the Director appointed by it shall, refrain from:

(a)

entering into any transaction by the Company, on one hand, and such Director or any Person (other than another Group Company or Alibaba or its Affiliates) in which such Director has an interest, on the other hand;

(b)

without the affirmative vote of at least two-thirds (2/3) of the Directors present (including by an alternate) at a duly called and convened meeting of the board of Directors confirming that such action does not, and could not be reasonably expected to materially and adversely affect any Group Company, being directly or indirectly interested in any Company Competitor, including but not limited to (i) being employed by any Company Competitor, whether as director, employee or manager, (ii) making any investment in any Company Competitor, including through equity ownership, debt instrument or actual Control, (iii) conducting any business with any Company Competitor, whether as a business agent, supplier or distributor of such Company Competitor, (iv) providing any Company Competitor with any advice or suggestion; or (v) entering into any agreement, undertaking or any other arrangement if such agreement, undertaking or arrangement will, or is likely to, limit or damage the Group Companies’ business; or

(c)	attempting to influence the activities of any Group Company after receiving any benefits (other than duly authorized remuneration from the Company) from any Person.

27	MINUTES

27.1

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of Shares of any class and of the Directors including the names of the Directors or alternate Directors present at each meeting.

28	DELEGATION OF DIRECTORS’ POWERS

28.1

Delegation. The Directors may delegate any of their powers to any managing director or any Director holding any other executive office as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall automatically terminate if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and may be revoked or altered.

28.2

Third Party Delegation. The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

28.3

Nomination and Appointment of CEO. The Company shall have a CEO, who shall have the powers, duties and responsibilities set out in Article 28.4. The CEO shall report to the board of Directors. The CEO shall be nominated by the Majority Principal Holders, and shall be appointed by the board of Directors. The board of Directors shall have the exclusive right to remove the CEO at any time during his or her term. In the event that the CEO is removed, the Majority Principal Holders may nominate another person for approval and appointment by the Directors.

28.4	Powers, Duties and Responsibilities of CEO. The CEO shall:

(a)	implement, from time to time, the decisions adopted by the board of Directors;

(b)	cause the Group Companies to comply with the provisions of the Shareholders Agreement;

(c)	prepare and submit to the board of Directors reports with respect to the operations, marketing, capital expenditures, human resources and other operational matters;

(d)

negotiate, enter into, amend and perform business agreements and other contracts on behalf of any Group Company, provided that the prior approval of the board of Directors with respect to such actions, to the extent required under the terms and conditions of these Articles, shall have been obtained;

(e)	draft and submit to the board of Directors the internal policies of the Group Companies, and implement such policies if adopted by the board of Directors;

(f)	appoint, remove, promote or demote, and set remuneration packages based on policies adopted by the board of Directors for, employees of the Group Companies;

(g)	prepare and submit to the board of Directors the organizational structure of the Company’s operations, and implement such structure as adopted by the board of Directors;

(h)	manage the employees of the Company on a day-to-day basis; and

(i)	have such other powers, duties and responsibilities as may be delegated by the board of Directors from time to time.

28.5

Nomination and Appointment of CFO. The Company shall have one (1) CFO. The CFO shall be nominated by the Majority Principal Holders, and shall be appointed by the board of Directors. The CFO shall report to the CEO.

28.6	Department Managers. The Company shall have one (1) manager for each department of the Company. The department managers shall be appointed by the CEO and shall report to the CEO.

28.7

Non-compete Undertakings. The employment contracts of the CEO, the CFO and the department managers shall contain customary non-compete undertakings, and shall provide indemnity for the benefit of such persons, provided that the CEO, the CFO and the department managers shall remain responsible for fraud, gross negligence or willful misconduct.

29	ALTERNATE DIRECTORS

29.1

Alternate Appointment. Any Director (other than an alternate Director) may by writing in notice to the Company appoint any other Director, or any other person willing to act, to be an alternate Director.

29.2

Conduct of Alternates. An alternate Director shall be entitled to receive notice of all meetings of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and, save as expressly provided herein, to perform all the functions and exercise all of the powers of his appointor as a Director in his absence.

29.3	Automatic termination. An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

29.4

No Agency. An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

30	NO MINIMUM SHAREHOLDING

30.1

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

31	REMUNERATION OF DIRECTORS

31.1

Office Remuneration. The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors, or general meetings of the Company, or separate meetings of the holders of Shares of any class or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination of such methods.

31.2

Additional Remuneration. The Directors may by resolution approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

31.3

Pensions. The Directors, on behalf of the Company, may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

32	INDEMNIFICATION

32.1

Indemnity and Exclusion of Liability. Every Director, alternate Director or Officer shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or wilful default. No such Director, alternate Director or Officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or wilful default of such Director, alternate Director or Officer. References in this Article to actual fraud or wilful default mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

32.2

Advancement of Expenses. Expenses, including legal fees, incurred by a Director, alternate Director or Officer, or former Director, alternate Director or Officer in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by such party to repay the amount if it shall ultimately be determined that such Director, alternate Director or Officer is not entitled to be indemnified by the Company and upon such terms and conditions, if any, as the Company deems appropriate.

32.3

Insurance. The Company may purchase and maintain insurance in relation to any person who is or was a Director, alternate Director, Officer or liquidator of the Company, or who at the request of the Company is or was serving as a Director, alternate director, Officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity.

33	RECORDS

33.1	Registered Office Records. The Company shall keep the following documents at the Registered Office:

(a)	the Certificate of Incorporation and any Certificate on Change of Name;

(b)	a copy of the Memorandum and Articles;

(c)	the Register of Directors and Officers; and

(d)	to the extent the Company has created a security interest over any of its assets the Register of Mortgages and Charges required to be maintained by the Company under Section 54 of the Companies Law.

33.2	Other Corporate Records. The Company shall keep the following records at the Registered Office or at such other place or places, within or outside the Cayman Islands, as the Directors may determine:

(a)	minutes of meetings, Ordinary Resolutions and Special Resolutions of Members and classes of Members;

(b)	the Register of Members; and

(c)	minutes of meetings and Resolutions of Directors.

33.3

Electronic Form. All of the registers and records kept by the Company under these Articles shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Law.

34	SEAL

34.1

Use of Seal. The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or an Officer or other person appointed by the Directors for the purpose.

34.2

Duplicate Seal. The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

34.3

Authentication and Filing. A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

35	DISTRIBUTIONS

35.1

Payment of Distributions. Subject to the Companies Law, Article 24.6, and this Article, the Directors may declare and pay out of the funds of the Company lawfully available for such purpose a cash or non-cash Distribution at a time and of an amount they think fit. No Distribution shall be paid except out of the realised and unrealised profits of the Company, and/or out of the share premium account and/ or as otherwise permitted by the Companies Law.

35.2

Ranking. Except as otherwise provided by the rights attached to Shares (including the preference set out in Article 35.3, all Distributions shall be declared and paid according to the par value of the Shares that a Member holds. The Company may pay Distributions in proportion to the amount paid upon each Share where a larger amount is paid up on some Shares than on others. If any Share is issued on terms providing that it shall rank for Distributions as from a particular date, that Share shall rank for Distributions accordingly.

35.3

Preference to Declaration. Each holder of Preferred Shares shall be entitled to receive, prior and in preference to any declaration or payment of any cash or non-cash dividend on the Ordinary Shares, but pari passu with other holders of Preferred Shares, non-cumulative dividends at a simple rate of four percent (4%) per annum of the Original Issue Price of such Preferred Shares on each such Preferred Share held by such holder, payable when, as and if declared by the board of Directors. Notwithstanding the foregoing, if the board of Directors shall declare dividends on Ordinary Shares, each holder of any Preferred Shares shall be entitled to receive the higher of (i) four percent (4%) of the Original Issue Price of such Preferred Share, and (ii) the amount of dividends in respect of the Ordinary Shares into which such Preferred Share is then convertible.

35.4	Deductions. The Directors may deduct from any Distribution payable to any Member all sums of money, if any, then payable by him to the Company on account of calls or otherwise.

35.5

Payment. Any Distribution payable in cash in respect of Shares may be paid by electronic funds transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Distributions payable in respect of the Shares held by them as joint holders.

35.6	No Interest. No Distribution shall bear interest as against the Company and no distribution shall be paid on Treasury Shares.

35.7

Unclaimed Payments. Any Distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date of declaration of such Distribution may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Distribution shall remain as a debt due to the Member. Any Distribution which remains unclaimed after a period of six years from the date of declaration of such Distribution shall be forfeited and shall revert to the Company.

36	CAPITALISATIONS

36.1

Capitalisations. Subject to Article 24.5, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve) or to the credit of profit and loss account or otherwise available for distribution and appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a Distribution of profits by way of dividend and apply such sum on their behalf in paying up in full unissued Shares for issue, allotment and distribution credited as fully paid-up to and amongst them in the proportions aforesaid. In such event the Directors may make such provisions as they think fit in the case of Shares becoming distributable in fractions.

37	RECORD DATE

37.1

Record Date Determination. For the purpose of determining Members entitled to attend meetings, receive payment of any Distribution or capitalisation or for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days. In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members provided that the record date for a meeting may not be earlier than the date of notice of such meeting.

37.2

No Record Date Chosen. If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to attend meetings, receive payment of a Distribution or capitalisation, the date on which the notice of the meeting is given or resolution of the Directors declaring such Distribution or capitalisation is adopted, as the case may be, shall be the record date for such determination of Members.

38	REPRESENTATION

38.1

Representation of Legal Persons. The right of any individual to speak for or represent a Member or a Director being a legal person shall be determined by the law of the jurisdiction where, and by the documents by which, such legal person is constituted or derives its existence but save where an objection has been raised by a Member or a Director, the Directors shall not be obliged to verify the rights of individuals purporting to speak for or represent legal persons. In case of doubt, the Directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the Directors may rely and act upon such advice without incurring any liability to any Member or the Company.

39	FINANCIAL YEAR

39.1	Unless the Director otherwise prescribe, the financial year of the Company shall be the calendar year.

40	ACCOUNTS

40.1

Accounts. The Company shall keep proper books of account with respect to (a) all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure takes place; (b) all sales and purchases of goods by the Company; and (c) the assets and liabilities of the Company, that in each case, are sufficient to give a true and fair view of the Company’s affairs and to explain its transactions.

40.2

Inspection. Subject to the information and inspection rights set out under the Shareholders Agreement, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors.

40.3

Financial Information. The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

41	AUDIT

41.1

External Auditor. The Directors may appoint an External Auditor of the Company who shall hold office until removed from office by resolution of the Directors, and may fix his or their remuneration in accordance with Article 24.6.

41.2

Access Right. Every External Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for any audit.

41.3

External Auditor Reports. External Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at such times as shall be required by the Directors or any meeting of the Members.

42	NOTICES

42.1

Calculation of Elapsed Time. Subject to the laws of the Cayman Islands, where any period of time is expressed as required for the giving of any notice or in any other case where some other action is required to be undertaken within or omitted from being taken during a specified period of time, the calculation of the requisite period of time will not include the day on which the notice is given (or deemed to be given) or the day on which the event giving rise to the need to take or omit action occurred, but shall include the day on which the period of time expires.

42.2

Delivery of Notices. Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent airmail. E-mail notices may be sent by e-mail text and/or by way of a document attached to an email in portable document format (PDF) or in Microsoft Word format and/or by any other method separately agreed between the Company and its Members.

42.3

Deemed Receipt. Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing a notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service it shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

42.4

Notices of General Meeting. Notice of every general meeting shall be given in any manner hereinbefore authorized to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members.

43	VOLUNTARY LIQUIDATION

43.1	Subject to the Companies Law and Article 24.5, the Company may by Special Resolution be wound up voluntarily.

44	LIQUIDATION PREFERENCE

44.1	Liquidation Preference. Upon any Liquidation Event, the proceeds and assets available for distribution to the Members shall be distributed in the following manner:

(a)

The Liquidation Preference Amount of a Share shall mean an amount equal to the higher of (i) one hundred and twenty percent (120%) of the Original Issue Price, plus any dividends declared but unpaid thereon, of such Share, and (ii) IP × (1.12)N, where IP is the Original Issue Price of such Share and N is (i) the number of calendar days between the Original Issue Date of such Share and the date of payment in full of the Liquidation Preference Amount in respect of such Share (ii) divided by three hundred and sixty five (365) days.

(b)

Prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Series B-2 Preferred Shares, Series B-1 Preferred Shares, Series B Preferred Shares, Series A-2 Preferred Shares, Series A-1 Preferred Shares, Series A Preferred Shares and Ordinary Shares by reason of their ownership of such Shares, a holder of Series C Preferred Shares shall be entitled to receive, in respect of each Series C Preferred Share held by it and on a pari passu basis with any other Series C Preferred Shares, the Liquidation Preference Amount of such Series C Preferred Share. If upon the occurrence of any Liquidation Event the assets and funds available for distribution to its Members shall be insufficient to permit the payment to such holders of Series C Preferred Shares of the full Liquidation Preference Amount for all Series C Preferred Shares, then the entire assets and funds of the Company legally available for distribution to its Members shall be distributed ratably among such holder of Series C Preferred Shares in proportion to the Liquidation Preference Amount each such holder is otherwise entitled to receive pursuant to this this Article 44.1(b).

(c)

After setting aside or paying in full the aggregate Liquidation Preference Amount of the Series C Preferred Shares, but prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Series B Preferred Shares, Series A-2 Preferred Shares, Series A-1 Preferred Shares, Series A Preferred Shares and Ordinary Shares by reason of their ownership of such Shares, a holder of Series B-2 Preferred Shares or Series B-1 Preferred Shares shall be entitled to receive, in respect of each Series B-2 Preferred Share or Series B-1 Preferred Share held by it and on a pari passu basis with any other Series B-2 Preferred Shares and Series B-1 Preferred Shares, the Liquidation Preference Amount of such Series B-2 Preferred Share or Series B-1 Preferred Share, as applicable. If upon the occurrence of any Liquidation Event the assets and funds to be so distributed among the holders of the Series B-2 Preferred Shares and holders of Series B-1 Preferred Shares shall be insufficient to permit the payment to such holders of the full Liquidation Preference Amount for all Series B-2 Preferred Shares and Series B-1 Preferred Shares, then the entire assets and funds of the Company legally available for distribution to the holders of the Series B-2 Preferred Shares and the holders of Series B-1 Preferred Shares hereunder shall be distributed ratably among such holders in proportion to the Liquidation Preference Amount each such holder is otherwise entitled to receive pursuant to this Article 44.1(c).

(d)

After setting aside or paying in full the aggregate Liquidation Preference Amount of the Series C Preferred Shares, the Series B-2 Preferred Shares and the Series B-1 Preferred Shares, but prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Series A-2 Preferred Shares, Series A-1 Preferred Shares, Series A Preferred Shares and Ordinary Shares by reason of their ownership of such Shares, a holder of Series B Preferred Shares shall be entitled to receive, in respect of each Series B Preferred Share held by it and on a pari passu basis with any other Series B Preferred Shares, the Liquidation Preference Amount of such Series B Preferred Share. If upon the occurrence of any Liquidation Event the assets and funds to be so distributed among the holders of the Series B Preferred Shares shall be insufficient to permit the payment to such holders of the full Liquidation Preference Amount for all Series B Preferred Shares, then the entire assets and funds of the Company legally available for distribution to the holders of the Series B Preferred Shares hereunder shall be distributed ratably among such holders in proportion to the Liquidation Preference Amount each such holder is otherwise entitled to receive pursuant to this Article 44.1(d).

(e)

After setting aside or paying in full the aggregate Liquidation Preference Amount of the Series C Preferred Shares, the Series B-2 Preferred Shares, the Series B-1 Preferred Shares and the Series B Preferred Shares, but prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Ordinary Shares by reason of their ownership of such Shares, a holder of Series A-2 Preferred Shares, Series A-1 Preferred Shares or Series A Preferred Shares shall be entitled to receive, in respect of each Series A-2 Preferred Share, Series A-1 Preferred Share or Series A Preferred Share held by it and on a pari passu basis with any other Series A-2 Preferred Shares, Series A-1 Preferred Shares and Series A Preferred Shares, the Liquidation Preference Amount of such Series A-2 Preferred Share, Series A-1 Preferred Share or Series A Preferred Share, as applicable. If upon the occurrence of any Liquidation Event the assets and funds to be so distributed among the holders of the Series A-2 Preferred Shares, holders of the Series A-1 Preferred Shares and holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full Liquidation Preference Amount for all Series A-2 Preferred Shares, Series A-1 Preferred Shares and Series A Preferred Shares, then the entire assets and funds of the Company legally available for distribution to the holders of the Series A-2 Preferred Shares, holders of the Series A-1 Preferred Shares and the holders of the Series A Preferred Shares shall be distributed ratably among the such holders in proportion to the Liquidation Preference Amount each such holder is otherwise entitled to receive pursuant to this Article 44.1(e).

(f)

After setting aside or paying in full the aggregate Liquidation Preference Amount of the Series C Preferred Shares, the Series B-2 Preferred Shares, the Series B-1 Preferred Shares, the Series B Preferred Shares, the Series A-2 Preferred Shares, the Series A-1 Preferred Shares and the Series A Preferred Shares, each holder of Ordinary Shares shall be entitled to receive, in respect of each Ordinary Share held by it and on a pari passu basis with any other Ordinary Shares, the Liquidation Preference Amount of such Ordinary Share. If upon the occurrence of any Liquidation Event the assets and funds to be so distributed among the holders of the Ordinary Shares shall be insufficient to permit the payment to such holders of the full Liquidation Preference Amount for all Ordinary Shares, then the entire assets and funds of the Company legally available for distribution to the holders of Ordinary Shares shall be distributed ratably among such holders in proportion to the Liquidation Preference Amount each such holder is otherwise entitled to receive pursuant to this Article 44.1(f).

(g)

After setting aside or paying in full the aggregate Liquidation Preference Amount of the Series C Preferred Shares, the Series B-2 Preferred Shares, the Series B-1 Preferred Shares, the Series B Preferred Shares, the Series A-2 Preferred Shares, the Series A-1 Preferred Shares, the Series A Preferred Shares and the Ordinary Shares, the remaining assets of the Company available for distribution to Members, if any, shall be distributed to the holders of Ordinary Shares and Preferred Shares on a pro rata basis, based on the number of Shares then held by each holder on an as-converted basis.

(h)

If any Member is in breach of its obligations under the Shareholders Agreement at the time that a Liquidation Event occurs, the amount of distribution such breaching Member is entitled to receive under this Article 44.1 shall be first used to satisfy the payment obligations of the breaching Member arising out of such breach prior to any distribution to such breaching Member.

44.2

Valuation of Assets. If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution and any other sanction required by the Companies Law, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	CONTINUATION

45.1

The Company may, subject to the provisions of the Companies Law, Article 24.5 and with the approval of a Special Resolution, transfer and be registered by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and be de-registered in the Cayman Islands.

46	AMENDMENT OF THE MEMORANDUM AND ARTICLES

46.1

Subject to the Companies Law, the rights attaching to any class or series of Shares, and Article 24.5(b), the Company may by Special Resolution change its name or alter or amend these Articles and/ or the Memorandum in whole or in part.